Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

UNITED HOMES GROUP, INC.,

STANLEY MARTIN HOMES, LLC

and

UNION MERGECO, INC.

February 22, 2026

TABLE OF CONTENTS

i

ii

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Written Consent

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2026, is entered into by and among United Homes Group, Inc., a Delaware corporation (the “Company”), Stanley Martin Homes, LLC, a Delaware limited liability company (“Parent”), and Union MergeCo, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, a Mergers & Acquisitions Committee (the “Special Committee”), consisting solely of two or more directors, each of whom the Board of Directors of the Company (the “Company Board”) has determined to be a “disinterested director” (as defined in Section 144 of the General Corporation Law of the State of Delaware (the “DGCL”), has, at a duly convened and held meeting at which all members of the Special Committee were present, unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, and (b) resolved to recommend to the Company Board (the “Special Committee Recommendation”) that the Company Board (i) determines that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopts and approves this Agreement and the Transactions, including the Merger, and declares that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) directs that this Agreement be submitted to the stockholders of the Company for its adoption and (iv) recommends that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, the Company Board has, at a duly convened and held meeting at which all directors were present, acting on the Special Committee Recommendation, unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) adopted and approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) directed that this Agreement be submitted to the stockholders of the Company for its adoption and (d) recommended that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and conditions set forth in this Agreement, and Parent, in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following its execution; and

WHEREAS, subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the DGCL, and each share of the Company Common Stock (each, a “Share” and collectively, the “Shares”) that is not (a) a Dissenting Share or (b) to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d) will thereupon be converted into the right to receive cash in an amount equal to $1.18 (the “Per Share Amount”), without interest, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.          Definitions.

(a)            As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms as to confidentiality that are, in the aggregate, no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms as to confidentiality set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, and, for the avoidance of doubt, any such confidentiality agreement need not restrict the making of, or amendment or modification to any Acquisition Proposal and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 6.02.

“Acquired Companies” means the Company and the Company Subsidiaries, collectively.

“Acquisition Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal (other than, in each case, any indication of interest, offer or proposal made or submitted by or on behalf of Parent, Merger Sub or one or more of their Subsidiaries), contemplating an Acquisition Transaction.

“Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) involving (x) the issuance to such Person or “group” or acquisition by such Person or “group” of, or a tender offer or exchange offer that if consummated would result in such Person or “group” beneficially owning (within the meaning of Section 13(d) of the Exchange Act), at least 20% of the outstanding equity interests in the Company or (y) the direct or indirect acquisition by such Person or “group” of assets of the Company or the Company Subsidiaries (including through ownership of equity in any Subsidiaries) representing at least 20% of the fair market value of the assets, net revenue or net income of the Acquired Companies, taken as a whole, in each case of clauses (x) and (y), whether pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, liquidation, dissolution or other similar transaction, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. However, prior to the Closing, the Company and its Subsidiaries will not be considered Affiliates of Parent or Merger Sub.

“Anticorruption Laws” means all U.S. and non-U.S. Applicable Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute thereto or rules or regulations promulgated thereunder.

“Applicable Law” means any international, foreign, national, federal, state or local law, constitution, treaty, convention, statute, act, ordinance, decree, Order, code, writ, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect, in each case, as binding upon or applicable to any Person or any of its properties or assets.

“Audited Balance Sheet” means the audited condensed consolidated balance sheet of the Company, as of December 31, 2024, included in the Company SEC Documents.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the condensed consolidated statements of financial position and the related consolidated statements of operations, stockholders’ equity and cash flows of the Acquired Companies, as of and for the fiscal years ended December 31, 2024 and December 31, 2023 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Company SEC Documents.

“Board of Directors” means, with respect to any entity, the board of directors of such entity.

“Buildable Area” means, with respect to any lot, the area where a home may be constructed in compliance with Applicable Law.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 10, 2022, by and among Diamondhead Holdings Corp., a Delaware corporation, Hestia Merger Sub, Inc., a South Carolina corporation and Great Southern Homes, Inc., a South Carolina corporation (“GSH”).

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Business Systems” means all Software, hardware, telecommunications systems, networks, websites, servers, peripherals and other computer systems used in connection with the operation of the business of the Company and its Subsidiaries.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or similar agreement with respect to any current or former employee of the Company or any of the Company Subsidiaries, or other Contract with a Union.

“Community” means a residential community with respect to which the Company or any Company Subsidiary has owned, currently owns or is under contract to acquire real property and was previously, is presently, or is anticipated in the future to be, engaged in the development of Residential Lots or the construction of Residential Units.

“Company Employee” means any current or former employee, officer or director of the Company or any Company Subsidiary.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and the Company PSUs.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) would prevent the ability of the Company to consummate the Transactions by the End Date, or (ii) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of the Acquired Companies, taken as a whole. However, solely for purposes of a Company Material Adverse Effect under subclause (ii), no Effect relating to, or resulting or arising from any of the following matters shall be deemed to constitute a Company Material Adverse Effect or shall be considered in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect:

(A)       any general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world;

(B)       any changes in credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

(C)       any conditions generally affecting the industries in which the Acquired Companies operate;

(D)       any geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities or acts of foreign or domestic terrorism (including cyberterrorism);

(E)        any epidemic, pandemic (including COVID-19), plague or other outbreak of illness or public health event (or COVID-19 Measures or other restrictions that relate to, or arise out of, an epidemic, pandemic, plague or outbreak of illness or public health event);

(F)        any hurricane, flood, tornado, earthquake or other natural disaster or act of God or Effect resulting from weather conditions;

(G)       any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock or other Company Securities (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition);

(H)       the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees or venture partners or employees (provided that this clause (H) shall not apply to representations and warranties that specifically address the consequences of entry into this Agreement of the consummation of the transactions contemplated thereby);

(I)        any changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates;

(J)         changes in Applicable Laws or the interpretation thereof;

(K)        changes in GAAP or any other applicable accounting standards or the interpretation thereof;

(L)        any action required to be taken by the Company pursuant to the terms of this Agreement or taken at the written direction of Parent or Merger Sub or the failure of the Company to take any action that requires consent of Parent to the extent Parent fails to give its consent thereto after a written request therefor;

(M)      any breach of this Agreement by Parent or Merger Sub; or

(N)       changes in the market price or trading volume of the Class A Common Stock (but excluding, in each case, the underlying causes of such changes, unless such underlying causes would otherwise be excepted from this definition).

Notwithstanding the foregoing, any Effect relating to or arising out of or resulting from any matter referred to in clause (A), (B), (C), (D), (E), (F), (J) or (K) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such matter has a materially disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared generally to other participants that operate in the industries in which the Acquired Companies operate.

“Company Owned IP” means any Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company PSU” means a restricted stock unit granted pursuant to the Company Stock Plan that is subject to performance-based vesting conditions.

“Company RSU” means a restricted stock unit granted pursuant to the Company Stock Plan that is solely subject to time-based vesting conditions.

“Company Stock Option” means an option to acquire shares of Company Common Stock granted pursuant to the Company Stock Plan.

“Company Subsidiary” means each Subsidiary of the Company.

“Company’s Knowledge” or “Knowledge of the Company” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Letter.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 24, 2025, by and between Stanley Martin Holdings, LLC (“Holdings”) and the Company.

“consummate ” (and with its correlative meanings “ consummation” and “consummating”), as such term is used with respect to the Merger, has the meaning ascribed to it in the applicable section of the DGCL.

“Continuing Employees” means those Company Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any written, binding oral or other agreement, contract, subcontract, lease, binding understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy or other legally binding commitment, obligation or undertaking.

“ Contract Parcel” means any real property that the Company or any Company Subsidiary is under Contract to purchase pursuant to a Land Purchase Contract that is not already developed as Finished Lots.

“Contract Residential Lot” means any Residential Lot that the Company or any Company Subsidiary has the contractual right to acquire pursuant to a Lot Purchase Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, restriction, guideline, response or recommendation of, or promulgated by, any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemic, pandemic, disease outbreak or any escalation or worsening of any of the foregoing.

“Data Protection” means the safeguarding of Business Data by ensuring that it is collected, processed, stored and shared in a lawful, transparent and secure manner.

“Data Room” means the electronic data site established for Project Union by Intralinks on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“Earn Out Shares” means (i) the “Earn Out Shares” as defined in the Business Combination Agreement and (ii) the “Sponsor Earnout Shares” as defined in the Sponsor Support Agreement.

“ Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Endangered Habitat” means property that has been designated as a critical habitat for a threatened or endangered species under the Endangered Species Act, 16 U.S.C. 1531 et seq. (the “Endangered Species Act”).

“Endangered Species” means a plant or animal species that has been designated as an endangered species under the Endangered Species Act.

“ Environmental Claim” means any Proceeding alleging liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, or injunctive relief arising out of, based on, or resulting from (i) the presence or Release of any Hazardous Substances, or (ii) any actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Condition” means any Recognized Environmental Condition identified in any Environmental Report, or any condition relating to known contamination from Hazardous Substances on, in, or under any Homebuilding Property, whether or not such condition is documented in an Environmental Report, in each case, solely to the extent that such Recognized Environmental Condition or condition has a material adverse impact on development of such Homebuilding Property.

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, (iii) public or worker health or safety (as it relates to exposure to Hazardous Substances) or (iv) Releases of or exposure to Hazardous Substances.

“Environmental Notice” means any written notice of, or with respect to, any Environmental Claim.

“Environmental Permit” means any Permit required to be obtained from a Governmental Authority by or on behalf of an Acquired Company under any Environmental Laws.

“Environmental Report” means a Phase One Environmental Site Assessment, as that term is defined in the ASTM Standard E-1527-13 or E- 1527-21, of any Homebuilding Property, and any additional environmental reports, including a Phase Two Environmental Site Assessment, Limited Site Assessment, and any report or laboratory analysis stemming from a soil, soil gas, groundwater, surface water sediment, or air sample taken from or in connection with any Homebuilding Property which are in the Company’s possession or control.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Credit Facilities” means:

(A)        the Second Amended and Restated Credit Agreement dated as of August 10, 2023, as amended by that certain Letter Agreement dated as of September 29, 2023, as further amended by that certain Letter Agreement dated as of October 20, 2023, as further amended by the First Amendment to the Second Amended and Restated Credit Agreement, dated as of December 22, 2023, as further amended by that certain Second Amendment to the Second Amended and Restated Credit Agreement, dated as of January 26, 2024, as further amended by that certain Third Amendment to the Second Amended and Restated Credit Agreement and Omnibus Amendment to Loan Documents, dated as of August 2, 2024, as modified by that certain Letter Agreement, dated as of January 30, 2025, and as amended by that certain Fourth Amendment to the Second Amended and Restated Credit Agreement, dated as of September 29, 2025 (and as the same may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, GSH, Rosewood Communities, Inc., a South Carolina corporation and a wholly-owned subsidiary of the Company, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, as the sole Lead Arranger and sole Bookrunner, and the lenders party thereto; and

(B)        the Credit Agreement, dated as of December 11, 2024, as amended by that First Amendment to the Credit Agreement, dated as of September 29, 2025, by and among the Company, GSH, the financial institutions from time to time a party thereto and Kennedy Lewis Agency Partners LLC, as administrative agent (and as the same may be further amended, restated, supplemented or otherwise modified from time to time).

“Family Member” means a Person’s spouse, domestic partner, children, siblings and parents (whether biological, adoptive or step).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Finished Lot ” means, as to each Residential Lot, that all civil and geotechnical engineering work has been performed and paid for, all improvements have been constructed and work performed, and all other conditions satisfied and obligations fulfilled, whether on or outside the boundaries of the applicable Residential Lot, as required to obtain a building permit for construction of a single family residence or townhome on the applicable Residential Lot upon only the payment of building permit fees. For the avoidance of doubt, any reference herein to a “Finished Lot” shall refer to a Residential Lot that complies with the requirements for substantial completion of a finished lot set forth in the applicable Lot Purchase Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract for the sale of supplies or services, currently in performance or that has not been closed that is between the Company or the Company Subsidiary on one hand and a Governmental Authority on the other or entered into by the Company or the Company Subsidiary as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supra-national, state, provincial, local or other governmental or quasi-governmental department, authority, court, tribunal, commission, council, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency, council or branch of any of the foregoing, or any arbitrator or arbitral body (public or private) of competent jurisdiction.

“Hazardous Substance” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls or any hazardous substance, material, waste or agent.

“Holdings” has the meaning set forth in the definition of “Confidentiality Agreement.”

“Home Sale Contract” means, as of any date of determination, any Contract (i) for the sale of a Residential Unit to a retail home purchaser by the Company or any Company Subsidiary (including all amendments, change orders, and the like related thereto) and (ii) under which the sale of the applicable Residential Unit to a retail buyer has not been consummated prior to such date of determination.

“Homebuilding Contract Property” means any Contract Parcel or Contract Residential Lot.

“Homebuilding Diligenced Contract Property” means a Homebuilding Contract Property (i) for which any Acquired Company (as a party thereto) has completed all material due diligence, including evaluations of title, survey, environmental, wetlands, regulatory, and similar matters, or (ii) as to which the time during which any Acquired Company may conduct such due diligence and terminate such Real Estate Purchase Agreement without penalty, for unsatisfactory due diligence results or any other reason, has expired.

“Homebuilding Owned Property” means the Residential Lots and other real property owned by the Acquired Companies and used in their respective businesses (including model homes owned by the Acquired Companies and Residential Units under construction).

“Homebuilding Property” means the Homebuilding Owned Property and any Homebuilding Contract Property.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and (vii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vi) above of any Person.

“Intellectual Property” means any and all of the following, and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, therein and thereto, including any: (i) patent, patentable invention or other patent right (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media accounts or identifier and all other indicia of origin, together with all goodwill associated therewith, (iii) copyright or work of authorship (whether or not copyrightable), (iv) computer software (in object code, source code or other format), applications, interfaces, data, databases and related documentation (“Software”), (v) Internet domain names, (vi) trade secrets, know-how, formulae, inventions (whether patentable or not), algorithms, processes, methods and other proprietary rights and technology, (vii) other intellectual property rights and (viii) applications, registrations, issuances, extensions or renewals of any asset referenced in any of the foregoing clauses (i)-(vii) with any Governmental Authority.

“Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than any event, occurrence, circumstance, development or fact that relates to (i) an Acquisition Proposal (or any proposal or inquiry that constitutes or is reasonably expected to lead to, an Acquisition Proposal) or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts, events, changes, developments or set of circumstances relating to or causing any of the foregoing in this clause (ii) may be considered and taken into account).

“IRS” means the Internal Revenue Service.

“Land Banking Arrangement ” means any Contract or arrangement pursuant to which (i) a third party acquires, finances, holds or develops real property or lots on behalf of any Acquired Company, and (ii) any Acquired Company has the right to acquire such real property or lots in one or more takedowns or phases.

“Land Purchase Contract” means any Contract for the acquisition, directly or indirectly, by the Company or any Company Subsidiary, alone or together with other investors, of a parcel or a group of parcels (whether or not described on a preliminary or final plat map) other than Residential Lots that are Finished Lots.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.

“Lookback Date” means March 31, 2023.

“Lot Purchase Agreement” means any Contract for the acquisition, directly or indirectly, by the Company or any Company Subsidiary, alone or together with other investors, of Residential Lots, including, without limitation, option agreements relating to the acquisition thereof.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC’s EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or otherwise provided to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis), in each case at least 48 hours prior to the execution and delivery of this Agreement.

“Nasdaq” means the NASDAQ Global Market.

“ Option Consideration” means, with respect to any Company Stock Option, an amount equal to the product of (i) the number of Shares issuable under such Company Stock Option multiplied by (ii) the excess (if any) of (A) the Per Share Amount over (B) the exercise price payable in respect of each Share issuable under such Company Stock Option.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent or materially impede Merger Sub or Parent from consummating the Transactions, on a timely basis and in any event on or before the End Date.

“Parent Related Parties” means any of Parent’s or Merger Sub’s respective former, current, or future officers, directors, partners, stockholders, equity holders, managers, members or Affiliates.

“Payoff Deliverables” means customary payoff letters reasonably satisfactory to Parent with respect to Indebtedness and other obligations incurred under the Existing Credit Facilities, which shall provide (i) the total amount required to be paid to fully satisfy the applicable Indebtedness and other obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “ Payoff Amounts ”), (ii) wire instructions for payment of such Payoff Amounts and (iii) that upon payment of the Payoff Amounts set forth in such payoff letter, all guarantees and Liens, if any, in connection with the applicable Indebtedness and other obligations shall be automatically and immediately released and terminated.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Financial Statements in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business that (A) relate to obligations that are not delinquent or (B) the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet in accordance with GAAP, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (v) in the case of the Leased Real Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject so long as such Lien was not due to a default under the Company Leases by the Company or any of the Company Subsidiaries, (vi) Liens in favor of the lessors on any personal property located at the demised premises under the Company Leases so long as such Lien was not due to a default under the Company Leases by the Company or any of the Company Subsidiaries, (vii) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use) of the applicable Real Property or otherwise materially impair the present or contemplated business operations at such location, (viii) non-exclusive licenses of Intellectual Property granted by the Acquired Companies in the ordinary course of business to customers and service providers, (ix) any Liens which are disclosed on the face of the Financial Statements, (x) Liens securing Indebtedness under the Existing Credit Facilities that will be discharged at or prior to the Closing and (xi) any Liens that have arisen in the ordinary course of business that are not, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Information” means any information or data considered to be “personally identifiable information,” “personal data,” “sensitive personal data,” “personal information” or any similar term under Applicable Law concerning the collection, processing, disclosure, privacy, protection, transfer or other handling, or security of such data or information.

“Private Placement Warrants” has the meaning set forth in the Warrant Agreement.

“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, charge, complaint, claim litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), investigation (but only to the extent that the Company has been notified in writing by the investigating Governmental Authority of such investigation), audit or SEC “Wells” process, in each case, whether at law or in equity, brought by or pending before any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).

“Public Warrants” has the meaning set forth in the Warrant Agreement.

“Real Estate Purchase Agreements” means, individually or collectively as the case may be, Lot Purchase Agreements, Land Purchase Contracts, or any other Contract to acquire real property, an option or preferential right to purchase real property (including lot purchase or option contracts associated with a Land Banking Arrangement), or a Contract (other than a Home Sale Contract) to sell any Homebuilding Owned Property or Homebuilding Contract Property, in each case entered into by any Acquired Company.

“Recognized Environmental Condition” shall have the meaning ascribed to it in the ASTM Standard E-1527-13.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Residential Lot” means any real property in a Community consisting of a residential lot upon which a single-family residence or townhome has been, is being or is anticipated to be constructed.

“Residential Unit” means a single- family residence or townhome constructed or anticipated to be constructed on a Residential Lot (whether or not the Residential Lot is owned by the Company or any Company Subsidiary).

“Sanctioned Country” means any country or region subject to comprehensive economic sanctions or trade restrictions by the United States (currently Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person ” means any Person that is the target of economic sanctions under any Sanctions Laws, including (i) any Person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control and the U.S. Department of State; (ii) any Person located, organized, or ordinarily resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or greater owned or controlled by or acting for the benefit or on behalf of a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning embargoes and economic sanctions, including those administered by Office of Foreign Assets Control of the U.S. Department of Treasury and the U.S. Department of State.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Incident” means any actual breach of security (including any successful phishing incident, ransomware or malware attack), or other cyber or security incident affecting or with respect to (i) any of the Business Systems owned or controlled by any Acquired Company or (ii) data or information (including trade secrets and Personal Information) owned or Processed by any Acquired Company.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its debts as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (iii) such Person will be able to pay its liabilities and debts as they mature and (iv) such Person is not insolvent under Applicable Law.

“Sponsor Support Agreement ” means that certain sponsor support agreement, dated as of September 10, 2022, by and among DHP SPAC-II Sponsor LLC, a Delaware limited liability company, DiamondHead Holdings Corp., Inc., a Delaware corporation and GSH.

“Stock Warrant” means “Warrant” as defined in the Stock Warrant Agreement.

“Stock Warrant Agreement” means that certain warrant purchase agreement, dated as of January 28, 2022, by and between Clive R. G. (Tom) O’Grady and GSH.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) a majority of the outstanding voting securities of such Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided that for purposes of this definition the references to “at least 20%” in the definition of Acquisition Transaction shall be deemed to be references to “more than 50%”) made by a Third Party that (i) was not solicited in violation of Section 6.02(a) in any material respect and (ii) the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal the Company Board deems relevant (after taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal pursuant to Section 6.02(e)) and (B) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger.

“Takeover Statute” means any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law.

“Tax” means any tax or other similar governmental assessment or charge of any kind whatsoever, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, together with any interest, penalty or addition to tax with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than any such obligations arising under commercial agreements or arrangements entered into in the ordinary course of business).

“ Tax Return” means any report, return, document, declaration or information return required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto).

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Transaction Documents” means, collectively, the certificates delivered pursuant to Section 7.02(g) and Section 7.03(c).

“Transaction Litigation” means any claim or Proceeding against the Company, its Subsidiaries or any of its or their respective stockholders, directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“True-up Purchase Price Arrangement” means an arrangement with a land or lot seller for the purchase of any Homebuilding Property by which a portion of the purchase price is paid on a deferred basis upon the achievement of certain conditions or the purchase price is adjusted (e.g., a lot “true-up” amount) based on the sales price of the home constructed on the land or lot.

“Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of the Acquired Companies, as of September 30, 2025, included in the Company SEC Documents.

“Unaudited Balance Sheet Date” means the date of the Unaudited Balance Sheet.

“Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of the Acquired Companies consisting of the Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of the Acquired Companies as of and for the 9 months ended September 30, 2025 (including, in each case, any related notes thereto), included in the Company SEC Documents.

“Union” means any labor union, trade union, works council or similar employee representative body representing one or more current or former employees of the Company or any of the Company Subsidiaries.

“ WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

“Warrant Agreement” means that certain warrant agreement, dated as of January 25, 2021, by and between Diamondhead Holdings Corp. and American Stock Transfer & Trust Company, LLC.

“Warrants” has the meaning set forth in the Warrant Agreement.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a breach of this Agreement.

“Working Capital Warrants” has the meaning set forth in the Warrant Agreement.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)(ii)
Bankruptcy and Equity Exceptions	4.03(a)
Business Data	4.22(f)
Business IP	4.22(a)
Capitalization Date	4.07(b)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Change in Recommendation	6.02(c)(i)(E)
Class A Common Stock	4.07(a)(i)
Class B Common Stock	4.07(a)(ii)
Closing	2.01
Company	Preamble
Company Board	Recitals
Company Common Stock	4.07(a)(ii)
Company Disclosure Letter	4
Company Employee Plan	4.19(a)
Company Lease	4.23
Company Preferred Stock	4.07(a)(iii)
Company Protected Person	6.18
Company Protected Persons	6.18
Company Recommendation	4.03(b)
Company Related Parties	9.04(i)
Company SEC Documents	4.09(a)
Company Securities	4.07(e)
Company Stock Plan	4.07(d)
Company Termination Fee	9.04(b)
Company’s Breach Termination Right	8.01(d)(ii)
Company’s Failure to Close Termination Right	8.01(d)(iii)
Company’s Superior Proposal Termination Right	8.01(d)(i)
Compensation Committee	2.06(d)
Current Policy	6.08(b)
Current Premium	6.08(b)
Data Protection and Security Requirements	4.22(f)
Delaware Secretary	2.02(a)
DGCL	Recitals
Dissenting Shares	2.05

Term	Section
Effect	1.01(a)
Effective Time	2.02(b)
End Date	8.01(b)(i)
End Date Termination Right	8.01(b)(i)
Endangered Species Act	1.01(a)
Exclusive Rights	4.16(b)(iii)
Filed Company Contract	4.16(a)
GSH	1.01(a)
Holdings	1.01(a)
Identified Stockholders	4.04
Improvements	4.26(m)(i)
Indemnified Party	6.08(a)
Information Statement	6.03(b)(i)
Insurance Policies	4.21
Joint Venture Contract	4.16(b)(x)
Land Use Entitlements	4.26(g)(i)
Leased Real Property	4.23
Major Projects	4.26(f)
Material Suppliers	4.16(b)(vi)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Non-Party Affiliates	9.14
Parent	Preamble
Parent Benefit Plan	6.05(b)
Parent Material Adverse Effect	7.03(a)
Parent Related Parties	9.04(j)
Parent Termination Fee	9.04(e)
Parent’s Breach Termination Right	8.01(c)(ii)
Parent’s Change in Recommendation Termination Right	8.01(c)(i)
Paying Agent	2.04(a)
Payment Fund	2.04(a)
Payoff Amounts	1.01(a)
Per Share Amount	Recitals
PPACA	4.19(g)
Pre-Closing Period	6.01(a)
Premium Limit	6.08(b)
Process	4.22(f)
Processed	4.22(f)
Processing	4.22(f)
Project-Specific Road Dedications	4.26(l)(i)
Proposal Review Period	6.02(d)(ii)(B)(I)
R&W Insurance Policy	6.18
Related Employee	4.33(b)
Requisite Stockholder Approval	4.04

Term	Section
Share	Recitals
Shares	Recitals
Software	1.01(a)
Special Committee	Recitals
Special Committee Recommendation	Preamble
Specified Contract	4.16(b)
Superior Proposal Notice	6.02(e)(A)
Support Obligation	4.26(p)
Support Obligations	4.26(p)
Surviving Corporation	2.02(c)
Surviving Corporation Common Stock	2.03(e)
Transactions	Recitals
Vestra	4.34
Written Consent	4.04
Written Consent Termination Right	8.01(b)(iii)

Section 1.02.          Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits and Annexes attached hereto or referred to herein (but not, for the avoidance of doubt, the Schedules) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “ordinary course of business” or similar phrases shall be deemed to be followed by “consistent with past practices of the Company.” References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall be disjunctive, but not exclusive. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented prior to the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any statute shall be deemed to refer to such statute, as amended and (y) any rules or regulations promulgated thereunder, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

ARTICLE 2

THE MERGER

Section 2.01.         The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place on the date that is 10 Business Days after the satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions). The Closing shall be held remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.

Section 2.02.          The Merger.

(a)           Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, (i) the Company shall cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”) to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) and (ii) the Company, Parent, and Merger Sub shall take all other necessary or appropriate action to cause the Merger to be effected under the applicable provisions of the DGCL.

(b)            Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)            Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)            Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.03.          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder thereof or any other Person:

(a)           except as otherwise provided in Section 2.03(b), Section 2.03(c), Section 2.03(d) or Section 2.05, each Share issued and outstanding immediately prior to the Effective Time shall (i) be converted automatically into the right to receive the Per Share Amount in cash, without interest (the “Merger Consideration”) and (ii) upon conversion thereof in accordance with this Section 2.03(a), cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.04;

(b)           each Share owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)           each Share held in the Company’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(d)           each Share owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(e)           each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “ Surviving Corporation Common Stock”), which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.04.          Surrender and Payment.

(a)           Paying Agent; Payment Fund. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which the holders of such Shares shall become entitled pursuant to Section 2.03(a). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.03 (the “Payment Fund”). To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.03(a) (including Dissenting Shares losing their status as such), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such Payment Fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding 3 months. Promptly after the Effective Time and in any event no later than 3 Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (collectively, the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.10 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration for each Share).

(b)           Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of the exchange of book-entry Shares. Until so surrendered or transferred, each such Certificate shall represent, after the Effective Time for all purposes, only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)            Unregistered Transferees. If any portion of the aggregate Merger Consideration to be paid in respect of any Share is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)          No Other Rights. The Merger Consideration paid upon the surrender of Certificates or book-entry Shares (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry Share and from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or book-entry Share pursuant to and in accordance with this Section 2.04, the Merger Consideration in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.

(e)           Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is 12 months after the Effective Time shall be delivered to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to Parent or the Surviving Corporation (subject to Section 2.09) as general creditors thereof for payment of the Merger Consideration.

Section 2.05.         Dissenting Shares. Notwithstanding Section 2.04 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares canceled pursuant to Section 2.03(b), Section 2.03(c) or Section 2.03(d)) and held by a holder who is entitled to demand appraisal and who has properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal pursuant to the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that, if after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.          Company Stock Options; Company RSUs; Company PSUs.

(a)          Company Stock Options. At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time (without regard to the exercise price of such Company Stock Option) in exchange for the right to receive a lump-sum cash payment, less applicable Tax withholdings, equal to the amount of the Option Consideration, if any, with respect to such Company Stock Option; provided, however, that, if the per -share exercise price of any such Company Stock Option is equal to or greater than the Per Share Amount, such Company Stock Option shall be canceled and terminated without any cash payment being made in respect thereof.

(b)          Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive a lump-sum cash payment, less applicable Tax withholdings, equal to the Per Share Amount multiplied by the aggregate number of Shares subject to such Company RSU immediately before the consummation of the Merger.

(c)          Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive a lump-sum cash payment, less applicable Tax withholdings, equal to the Per Share Amount multiplied by the aggregate number of Shares subject to such Company PSUs immediately before the consummation of the Merger (with any performance-based goals deemed to be achieved and satisfied at 100%).

(d)          At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.06 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act); such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested). Without limiting the foregoing, the Company will take all necessary actions to ensure that, following the Effective Time, no participant in the Company Stock Plan will have any right thereunder to acquire any equity securities or equity-based awards of the Company, the Surviving Corporation or any of their respective Subsidiaries. No later than 5 Business Days prior to Closing, the Company shall provide to Parent or its counsel for review drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall incorporate in good faith Parent’s reasonable comments thereto.

(e)           As soon as reasonably practicable after the Effective Time (but no later than the later of (i) 5 days after the Effective Time and (ii) the payroll date after the Effective Time), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts provided for in Section 2.06(a), Section 2.06(b) and Section 2.06(c) that are payable with respect to Company Stock Options, Company RSUs and Company PSUs, respectively, through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company Stock Options, Company RSUs and Company PSUs, respectively. At the Effective Time, each holder of a Company Stock Option, Company RSU or Company PSU shall cease to have any rights with respect thereto, except the right to receive the payments provided for under this Section 2.06. Notwithstanding anything in this Section 2.06 to the contrary, with respect to any Company Equity Award held by a non- employee member of the Company Board, such payment shall be made through the Surviving Corporation’s standard accounts payable procedures.

(f)            To the extent a payment pursuant in this Section 2.06 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.07.        Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Per Share Amount, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.08.         Withholding Rights . Notwithstanding any other provision of this Agreement, each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled (a) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (b) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.09.          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries, or the Paying Agent, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.10.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.11.         Closing of Transfer Books . At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made.

Section 2.12.          Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take, and shall take, all such action.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.         Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit A and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL (but subject to Section 6.08).

Section 3.02.          Bylaws. The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (a) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (b) for any changes as shall be necessary to comply with Section 6.08) and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL (but subject to Section 6.08).

Section 3.03.        Directors and Officers. The parties shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after March 31, 2023 and at least 2 Business Days prior to the date of this Agreement (other than as set forth in the forward-looking statements or the “risk factors” contained therein or other disclosures that are predictive, cautionary or forward-looking in nature) or (b) as set forth in the Company Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that it is reasonably apparent on its face upon reading the disclosure contained in such section or subsection of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.         Corporate Existence and Power . The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. The Company has full power and authority required to carry on its business as conducted as of the date of this Agreement. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has full power and authority required to own, lease and operate the assets and properties that it owns, leases and operates or purports to own, lease and operate, except where any failure thereof would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.02.         Organizational Documents. The Organizational Documents of the Acquired Companies (a) have been Made Available to Parent, (b) are true, correct and complete copies as of the date of this Agreement, (c) contain and reflect any and all amendments thereto, and (d) are in full force and effect. The Acquired Companies are not in violation of any provision of such Organizational Documents.

Section 4.03.          Corporate Authorization.

(a)            Authority; Enforceability. (i) The Company has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, subject to receiving the Requisite Stockholder Approval (as defined below), to consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL. The Company has duly executed and delivered this Agreement and the Transaction Documents to which it is a party, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub and the Transaction Documents by the other parties thereto, each of this Agreement and the Transaction Documents to which it is a party constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)            Approval and Recommendation. The Special Committee, which consists solely of two or more directors, each of whom the Company Board has determined to be a “disinterested director” (as defined in Section 144 of the DGCL), has, at a duly convened and held meeting at which all members of the Special Committee were present, duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or in any way withdrawn and, after the date of this Agreement, have not been rescinded, modified or in any way withdrawn except in compliance with the terms and conditions set forth in this Agreement) that (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders and (b) made the Special Committee Recommendation. The Company Board, at a duly convened and held meeting at which all members of the Company Board were present, acting on the Special Committee Recommendation, duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or in any way withdrawn, and, after the date of this Agreement, have not been rescinded, modified or in any way withdrawn except in compliance with the terms and conditions set forth in this Agreement) (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopting and approving this Agreement and the Transactions, including the Merger, and declaring that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption and (iv) recommending that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL (the matters described in clauses (i) through (iv), the “Company Recommendation”).

Section 4.04.          Written Consent. Except for the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary pursuant to Applicable Law, or the Organizational Documents of the Company to adopt this Agreement or consummate the Merger. The execution and delivery by the stockholders identified in Section 4.04 of the Company Disclosure Letter (the “Identified Stockholders”) of a written consent substantially in the form attached hereto as Exhibit B (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DCGL will satisfy the Requisite Stockholder Approval. Except for the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger or the Transaction Documents to which the Company is a party.

Section 4.05.          Governmental Authorization. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.03, and subject to receiving the Requisite Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party, and the consummation by the Company of the Transactions (including the Merger), require no action by or in respect of, consent, approval or other authorization from or filing with or notification to, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Delaware Secretary and appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (b) any other filings and reports, including any Company SEC Documents, that may be required in connection with this Agreement and the Transactions (including the Merger) under the Exchange Act (including the filing of the Information Statement), (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or any rule or regulation of Nasdaq and (d) any other actions by or in respect of, consents, approvals or authorizations from or filings with or notifications to, any Governmental Authority.

Section 4.06.          Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party, and the consummation by the Company of the Transactions (including the Merger), do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (b) assuming compliance with the matters referred to in Section 4.05, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order applicable to the Company or any Company Subsidiaries or by which any properties or assets of the Company or any Company Subsidiaries are bound, (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Contract or Company Lease to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property of the Company or any of the Company Subsidiaries, assets of the Company or any of the Company Subsidiaries or the business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (b), (c) and (d), as would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.07.          Capitalization.

(a)            The authorized capital stock of the Company consists of 450,000,000 shares, consisting of:

(i)            350,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”),

(ii)           60,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), and

(iii)          40,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”).

The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on March 30, 2023.

(b)            At the close of business on February 17, 2026 (the “Capitalization Date”):

(i)            21,852,295 Shares of Class A Common Stock were issued and outstanding,

(ii)           Zero Shares of Class A Common Stock were held by the Company in its treasury,

(iii)          5,013,799 Company Stock Options, representing the right to purchase (subject to the terms thereof) an aggregate of 5,013,799 Shares of Class A Common Stock, were issued and outstanding,

(iv)          746,947 Stock Warrants, representing the right to purchase (subject to the terms thereof) an aggregate of 746,947 Shares of Class A Common Stock, were issued and outstanding,

(v)           11,591,663 Warrants (comprising 8,625,000 Public Warrants, 2,966,663 Private Placement Warrants and zero Working Capital Warrants), representing the right to purchase (subject to the terms thereof) an aggregate of 11,591,663 Shares of Class A Common Stock, were issued and outstanding,

(vi)          36,973,876 Shares of Class B Common Stock were issued and outstanding,

(vii)         zero Shares of Class B Common Stock were held by the Company in its treasury,

(viii)        zero Company Stock Options representing the right to purchase Shares of Class B Common Stock were issued and outstanding,

(ix)           an aggregate of 82,073 Company RSUs were issued and outstanding,

(x)            an aggregate of 637,000 Company PSUs were issued and outstanding (with any performance-based goals deemed to be achieved and satisfied at 100%), and

(xi)           zero shares of Company Preferred Stock were issued and outstanding or held by the Company in treasury.

(c)            Pursuant to the Business Combination Agreement and the Sponsor Support Agreement, the Company will be required to issue 3,451,228 shares of Class A Common Stock and 18,435,151 shares of Class B Common Stock as the Earn Out Shares immediately prior to the Effective Time. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the Company Stock Plan, Business Combination Agreement (with respect to the Earn Out Shares), Sponsor Support Agreement (with respect to the Earn Out Shares), Stock Warrant Agreement or Warrant Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of the Company owns any shares of capital stock of the Company. As of the Capitalization Date, 4,043,539 Shares of Class A Common Stock were reserved for issuance pursuant to the Company Stock Plan. Except as set forth on Section 4.07(c) of the Company Disclosure Letter, the exercise price of each Warrant and Stock Warrant exceeds the Per Share Amount.

(d)            Section 4.07(d) of the Company Disclosure Letter sets forth a correct and complete list, as of the Capitalization Date, of (i) all outstanding Company Stock Options, (ii) all outstanding Company RSUs and (iii) all outstanding Company PSUs, and, in each case, including the number of Shares subject to such award, the name or employee identification number of the holder thereof, the grant date, the expiration date (if any), the exercise or purchase price per share (if any), in the case of Company Stock Options, whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code, the vesting schedule, including the extent to which any vesting had occurred as of the Capitalization Date and any performance targets or similar conditions to exercisability or settlement thereof. The Company stock plan set forth on Section 4.07(d) of the Company Disclosure Letter (the “Company Stock Plan”) is the only plan or program the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other compensatory equity and equity-based awards are outstanding, and no awards other than Company Stock Options, Company RSUs and Company PSUs have been granted under the Company Stock Plan.

(e)            Except as set forth in this Section 4.07 and for changes since the Capitalization Date resulting from the issuance of the Earn Out Shares or the exercise or settlement of Company Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company or Company Subsidiaries, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, puts, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or commitments to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock of the Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries.

(f)            Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options, Company RSUs, Company PSUs, Warrants or Earn Out Shares, convertible into, or exchangeable for, or upon issuance giving rise to the right to, securities having the right to vote) on any matters on which stockholders of the Company may vote. All Company Stock Options may, by their terms, be treated in accordance with Section 2.06.

(g)           The Company is not governed by Section 203 of the DGCL. No other Takeover Statute or similar provision in the Organizational Documents of the Company is applicable to this Agreement, the Merger or other Transactions. There is no stockholder rights plan or “poison pill” in effect to which the Company is a party or is otherwise bound.

Section 4.08.          Subsidiaries.

(a)            Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights.

(b)            Organization; Qualification. Section 4.08(b) of the Company Disclosure Letter identifies each Company Subsidiary and indicates its jurisdiction of organization and each jurisdiction in which it is qualified to do business. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it owns, leases and operates and purports to own, lease and operate and to carry on its business as conducted as of the date of this Agreement, except where any failure thereof would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09.          SEC Filings and the Sarbanes-Oxley Act;.

(a)           Since the Lookback Date, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 4.09(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)           As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes- Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.

(c)            As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and, subject to the accuracy of the representations and warranties set forth in Section 5.07, each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(d)            As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by the Company from the SEC with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC or ongoing SEC investigation.

(e)            Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f)            Since the Lookback Date, the Company has complied in all material respects with (i) all current listing and corporate governance requirements of Nasdaq and (ii) all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

(g)            The information supplied or to be supplied by the Company for inclusion in the Information Statement (including any amendment or supplement thereto), at the time the Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Information Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.10.          Financial Statements; Internal Controls.

(a)            The Audited Financial Statements and the Unaudited Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of their respective filing dates with the SEC, in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and their condensed consolidated results of statements of operations, cash flows and stockholders’ equity as of the dates or for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).

(b)           The Company maintains, and since the Lookback Date has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Since the Lookback Date, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the Company’s internal control over financial reporting.

(c)            The Company has established and maintains, and at all times since the Lookback Date has maintained, “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

Section 4.11.          Absence of Certain Changes. Since the Unaudited Balance Sheet Date and through the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the ordinary course of business (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) the Company has not taken any action that would be prohibited under Sections 6.01(b)(i), (iii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), and (xxii) (with respect to such subsections only) if taken or proposed to be taken during the Pre-Closing Period.

Section 4.12.          No Undisclosed Liabilities. The Acquired Companies do not have any liabilities (whether accrued, contingent, absolute, inchoate or otherwise) of the type required to be disclosed on a balance sheet prepared in accordance with GAAP, except for: (a) liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents; (b) liabilities incurred in connection with the Transactions; (c)  liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) Made Available to Parent or Contracts entered into in the ordinary course of business; (d)  liabilities incurred in the ordinary course of business since the Unaudited Balance Sheet Date; and (e) liabilities set forth on Section 4.12 of the Company Disclosure Letter. No Acquired Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 4.13.          Litigation. Except as set forth on Section 4.13 of the Company Disclosure Letter (a) there is no, and since the Lookback Date there has been no, Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets or any of their respective present or former officers or directors in such individual’s capacity as such and (b) neither the Company nor any of the Company Subsidiaries is subject to any Order, the effect of which is continuing.

Section 4.14.          Compliance with Applicable Law.

(a)            Since the Lookback Date, the Company and each of the Company Subsidiaries are and have been, and have performed work, in material compliance with all Applicable Laws and Orders, except where any instance of non- compliance would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, neither the Company nor any of the Company Subsidiaries has received any written or, to the Company’s Knowledge, oral notice (i) of any material Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance in any material respect with any Applicable Law or Order.

(b)            Each of the Company and each Company Subsidiary has in effect all material Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as conducted as of the date of this Agreement and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.

Section 4.15.          Anticorruption Matters. Since the Lookback Date, none of the Acquired Companies nor to the Company’s Knowledge any of their respective officers, employees, representatives or agents (in each case, acting in the capacity of an employee or representative of any Acquired Company) has directly or knowingly indirectly violated the Anticorruption Laws in any material respect. Since the Lookback Date, none of the Acquired Companies has received any written or, to the Company’s Knowledge, oral communication that alleges any of the foregoing.

Section 4.16.          Specified Contracts.

(a)            As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed or disclosed on Section 4.16(a) of the Company Disclosure Letter.

(b)            Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list of:

(i)            each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case, in excess of $1,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of the Company Subsidiaries, any surety bonds and any letters of credit;

(ii)           each Contract to which the Company or any of the Company Subsidiaries is a party with respect to which the Company or any of the Company Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of the Company Subsidiaries of any business, stock, properties or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for, in each case, aggregate consideration of more than $250,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business (including Home Sale Contracts, Real Estate Purchase Agreements and any other Contracts executed in connection therewith in the ordinary course of business);

(iii)          each Contract of the Company or any of the Company Subsidiaries (A) that grants a right of exclusivity, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”); (B) that (1) restricts in any way the ability of the Company or any of the Company Subsidiaries to compete with any business or in any geographical area or to solicit customers or (2) limits the right of the Company or any of its Subsidiaries to engage in any line of business; or (C) containing “most favored nation” or similar provisions; in each case under clauses (A), (B) or (C) that may not be canceled by the Company or any of the Company Subsidiaries upon notice of 90 days or less without material penalty or other material liability to the Acquired Companies, taken as a whole, in each case, other than customary confidentiality obligations;

(iv)          each Contract to which the Company or any of the Company Subsidiaries is a party primarily involving the inbound or outbound licensing of any material Intellectual Property (except for (A) off-the-shelf licenses of commercially available Software, (B) agreements between the Company or any of the Company Subsidiaries, on the one hand, and their employees, contractors or consultants, on the other hand, entered into in the ordinary course of business and (C) non-exclusive licenses entered into in the ordinary course of business);

(v)           each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Acquired Companies (excluding Real Estate Purchase Agreements, Home Sale Contracts and any other Contracts executed in connection therewith in the ordinary course of business);

(vi)         each Contract that involves the receipt of services or products to the Company or any of the Company Subsidiaries with each of the 10 largest commercial suppliers of the Company and the Company Subsidiaries, taken as a whole, in each case measured on the basis of the annual dollar value of purchases made by the Company and its Subsidiaries for the 12 month period ended December 31, 2025 (“Material Suppliers”);

(vii)         each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority involving (A) aggregate consideration of more than $250,000 or (B) pursuant to which the Company or any of the Company Subsidiaries will have any material outstanding obligation after the date of this Agreement (other than customary confidentiality obligations) which would continue to apply to the Company or any Company Subsidiary following the Effective Time;

(viii)        any executory Contract to which the Company or any of the Company Subsidiaries is a party that provides for any fee building arrangements;

(ix)           any Contracts to which the Company or any of the Company Subsidiaries is a party (A) with respect to preferred lender arrangements or (B) with mortgage providers;

(x)           each material Contract of the Company or any of the Company Subsidiaries that relates to a partnership, joint venture or similar arrangement (each, a “Joint Venture Contract”);

(xi)           each Land Banking Arrangement; and

(xii)          each power of attorney.

Each Contract of the type described in this Section 4.16(b) and each Filed Company Contract is referred to herein as a “Specified Contract.” As of the date of this Agreement, the Company has Made Available to Parent true and complete copies of each Specified Contract, including all amendments thereto.

(c)            Each Specified Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except (x) as such enforceability may be limited by the Bankruptcy and Equity Exceptions and (y) where any failure thereof would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.16(c) of the Company Disclosure Letter, none of the Company nor any of the Company Subsidiaries party to any Specified Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, and as of the date hereof and to the Company’s Knowledge, no other party to any Specified Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, except, in each case, where any failure thereof would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.16(c) of the Company Disclosure Letter, to the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Specified Contract, in each of clauses (i), (ii) and (iii), except where any failure thereof would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.17.          Government Contracts.

(a)            Neither the Company nor the Company Subsidiaries have(i) breached or violated in any respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) been audited or investigated by any Governmental Authority with respect to any Government Contract, with the exception of routine audits or investigations; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written or, to the Company’s Knowledge, oral notice of breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set aside contract or other order or contract or subcontract requiring small business or other preferred bidder status or (viii) entered into any Government Contracts payable on a cost-reimbursement basis.

(b)            (i) The Company and the Company Subsidiaries have established and maintained adequate internal controls for compliance with their respective Government Contracts; (ii) all pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company and the Company Subsidiaries were current, accurate and complete as of their respective submission dates; (iii) there are no outstanding or, to the Company’s Knowledge, threatened claims or disputes in connection with any of the Company’s or the Company Subsidiaries’ Government Contracts and (iv) to the Company’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or the Company Subsidiaries’ Government Contracts.

Section 4.18.          Taxes.

(a)            (i) The Company and each of the Company Subsidiaries have filed all income and other material Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are accurate and complete in all material respects; and (iii) the Company and each of the Company Subsidiaries have paid or withheld (or have had paid or withheld on their behalf) all material Taxes required to be paid or withheld (whether or not shown on any Tax Return); except in each case of clauses (i), (ii) and (iii) with respect to matters for which adequate reserves, in accordance with GAAP, have been reflected in the Financial Statements.

(b)            Neither the Company nor any of the Company Subsidiaries (i) has granted any currently effective extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired or (ii) has executed or filed any power of attorney with respect to Taxes which will be in effect after the Closing.

(c)            (i) No material deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved or are being contested in good faith; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any material amount of Taxes; (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation or required to file Tax Returns in that jurisdiction; and (iv) neither the Company nor any of the Company Subsidiaries has a permanent establishment in any country other than the country of its organization, or has been subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file an income Tax Return and does not currently file such Tax Return.

(d)            There are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.

(e)           Neither the Company nor any of the Company Subsidiaries (A) is or has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any Company Subsidiary is or was the common parent) and (B) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor or by Contract or otherwise.

(f)            Neither the Company nor any of the Company Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (x) an installment sale or open transaction disposition made on or prior to the Closing Date or (y) a gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date.

(g)            There are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving the Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries.

(h)            Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)            None of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the 2-year period ending on the date hereof.

Section 4.19.          Employee Benefit Plans.

(a)            Section 4.19(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan, excluding any statutory plans required to be maintained by Applicable Law that are sponsored and administered by a Governmental Authority. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, change of control, retention, severance, termination, equity or equity-based or similar Contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy providing for compensation, bonuses, commissions, profit-sharing, savings, stock option, stock purchase, profit participation, phantom stock, stock appreciation, profits interests or other stock or stock-related rights or other forms of incentive or deferred compensation, vacation benefits, retirement, pension, health or other welfare benefits, employee assistance program, disability or sick leave benefits Contract, plan, agreement, arrangement or policy with respect to which the Company or any Company Subsidiary has or could reasonably expect to have any current or contingent liability or obligation.

(b)            With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable to such Company Employee Plan, of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent determination letter (or, if applicable, opinion letter), if any, from the IRS; and (iii) the plan documents and summary plan descriptions and any material modifications thereto, or a written description of the material terms (if not in writing).

(c)            No Company Employee Plan is, and none of the Acquired Companies nor any ERISA Affiliate of any of the Acquired Companies sponsors, maintains or contributes to (or is obligated to contribute to) or since the Lookback Date has sponsored, maintained or contributed to (or has been obligated to contribute to), or otherwise has any liability or obligation with respect to, any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, but excluding any statutory plans sponsored and administered by a Governmental Authority that is required to be maintained pursuant to Applicable Law, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)            Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto qualify under, and are exempt from, federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS. No such determination letter or opinion letter has been revoked and revocation has not been threatened, and to the Company’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise adversely affect the qualified status of any such Company Employee Plan.

(e)            Each Company Employee Plan has been established, maintained, funded, operated and administered in material compliance with its terms and with the material requirements prescribed by Applicable Law.

(f)            Neither the Company nor any of the Company Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan or for which the Company or any of the Company Subsidiaries has any future material indemnification obligation.

(g)            The Company and all of its ERISA Affiliates have (i) complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law, as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), and (ii) not incurred (whether or not assessed) and are not reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980B, 4980D, 4980H, 6721 and 6722 of the Code.

(h)            With respect to each Company Employee Plan: (i) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority; (ii) all premiums, contributions, or other payments required to have been made by law or under the terms of any Company Employee Plan or any contract or agreement relating thereto as of the Closing Date have been timely made or accrued; (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed in all material respects; and (iv) to the Company’s Knowledge, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other Applicable Law, for which the Company or any Acquired Company may be liable.

(i)             Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), (i) cause any payment (whether in cash or property) or benefit to become due or payable, or required to be provided, to any Company Employee, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided to any such Company Employee (including severance), (iii) accelerate the time of payment or vesting of, a lapse of restrictions or repurchase rights relating to, any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) result in the forgiveness of indebtedness for any Company Employee.

(j)             No payment or benefit that will or may be made by any of the Acquired Companies in connection with the execution of this Agreement or the consummation of the Transactions (either alone or in combination with any other payment or benefit) could, individually or together with any other payment or benefit, cause any amount to fail to be deductible by reason of Section 280G of the Code.

(k)            Each Company Employee Plan (or any other agreement, program, policy or arrangement by or to which any of the Acquired Companies is a party, is bound or is otherwise liable) that provides “nonqualified deferred compensation” as defined in Section 409A of the Code (or any corresponding provision of state, local or foreign law) is and has been in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance. There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party or by which it is bound that provides any Person with a current or contingent right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l)             Neither the Company nor any of the Company Subsidiaries has any material liability in respect of post -retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(m)           There is no Proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan, including with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority.

Section 4.20.          Labor and Employment Matters.

(a)            The Company and each Company Subsidiary are in material compliance with all Applicable Laws respecting hiring practices, labor and employment, employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, equal opportunity, unemployment insurance, affirmative action, disability rights or benefits, labor relations, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas).          Section 4.20(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of (i) any Proceedings pending or scheduled by or before any Governmental Authority pertaining to the labor or employment practices or actions of the Company or any Company Subsidiary, to the Company’s Knowledge, threatened by or against the Company or any Company Subsidiary, (ii) any written complaints or charges relating to material violations of Applicable Law with respect to labor or employment practices or actions of the Company or any Company Subsidiary that have been made to any Governmental Authority or submitted to the Company or any Company Subsidiary since the Lookback Date and (iii) any written claim or charge received by the Company or any Company Subsidiary or Proceeding against the Company or any Company Subsidiary, in each case, since the Lookback Date, relating to misclassification of any person who is providing services to the Company or any Company Subsidiary as an independent contractor, consultant, contingent worker or other non-employee service provider rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(b)           Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any Collective Bargaining Agreement, and none is currently being negotiated; and no Company Employees are represented by a Union with respect to their employment or engagement with the Company or any Company Subsidiary. To the Company’s Knowledge, (i) there is no, and since the Lookback Date, there has been no, labor organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any Union directed at the Company or any of the Company Subsidiaries, and (ii) neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation or certification proceeding seeking to compel, require or demand it to bargain with any Union. There is no, and since the Lookback Date, there has been no pending or, to the Company’s Knowledge, threatened, unfair labor practice charge, labor grievance, labor arbitration, labor strike, lockout, slowdown, work stoppage or other material labor dispute involving or affecting the Company or any Company Subsidiary or the Company Employees with respect to their employment or engagement with the Company or any Company Subsidiary. No pre-signing notice, consent, or consultation obligations with respect to any Company Employees, or any Union, will be a condition precedent to the execution of this Agreement.

(c)            All salaries, wages and fees and other benefits of all Company Employees have, to the extent due, been paid or discharged in full in all material respects.

(d)            Section 4.20(d) of the Company Disclosure Letter reflects all reductions in force or layoffs implemented by the Company in the past 3 years. The Company and its Subsidiaries are in compliance with all WARN Act requirements related any reductions in force or layoffs that have been implemented.

(e)            Section 4.20(e) of the Company Disclosure Letter sets forth an accurate and complete list of the Company Employees (including those on leave of absence or layoff status) of each Acquired Company as of the close of business on February 18, 2026, and sets forth for each such Company Employee the following information as of the date of this Agreement: (i) name; (ii) title or position; (iii) full or part time; (iv) FLSA classification as exempt or non-exempt; (v) the entity employing the person; (vi) job location; (vii) hire date; (viii) current annual base compensation rate or hourly rate; (ix) commission, bonus (including bonuses paid or payable during the Company’s 2025 fiscal year), or other incentive-based compensation; and (x) participation in Company Employee Plans. All individuals who are performing consulting or other services for the Acquired Companies are correctly classified in accordance with applicable law as either “independent contractors” or “employees,” as the case may be.

Section 4.21.          Insurance Policies. Section 4.21 of the Company Disclosure Letter sets forth an accurate and complete list of all the following (collectively, the “Insurance Policies”): current policies of insurance (including “self-insurance” programs) maintained by or covering each Acquired Company or any current controlled Affiliate thereof. The Company has Made Available to Parent general liability insurance policies maintained by or covering each Acquired Company or any current controlled Affiliate thereof since January 1, 2018. For each Insurance Policy, Section 4.21 of the Company Disclosure Letter lists the following information as of the date of this Agreement: the policy number, insurer name, liability or risk covered, deductibles, limitations, and expiration. Copies of the Insurance Policies have been Made Available to Parent. To the Knowledge of the Company, the Insurance Policies for the current period are in full force and effect, are sufficient to comply with Applicable Law. No notice of cancellation or modification of the Insurance Policies has been received by the Company or any of the Company Subsidiaries, and, to the Company’s Knowledge, there is no existing default or event which and the Acquired Companies have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured under any of the Insurance Policies.

Section 4.22.          Intellectual Property.

(a)            Section 4.22(a) of the Company Disclosure Letter sets forth a true and complete list of all issuances, registrations or pending applications for trademarks, patents, copyrights or Internet domain names with any Governmental Authority or registrar included in the Company Owned IP as of the date of this Agreement. Except as would not be material to the Acquired Companies, taken as a whole, an Acquired Company (i) is the exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) all Company Owned IP, and (ii) is licensed or otherwise has the sufficient right to use, all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (together with the Company Owned IP, the “Business IP”). To the Company’s Knowledge, all of the registrations, issuances and applications included in the Company Owned IP and required to be set forth in Section 4.22(a) of the Company Disclosure Letter are subsisting, valid and enforceable and in full force and effect, except, in each case, as would not be material to the Acquired Companies, taken as a whole.

(b)           No claims or other suits, actions or other Proceedings are pending or, to the Company’s Knowledge, since the Lookback Date, are or have been threatened, by or against any Acquired Company (i) alleging that any Acquired Company or the operation of the business of the Company and its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or (ii) alleging that any other Person has infringed, misappropriated, diluted or otherwise violated any Company Owned IP.

(c)           To the Company’s Knowledge, the conduct of the Acquired Companies’ respective businesses does not infringe, misappropriate, dilute or otherwise violate, and has not, since the Lookback Date been infringing, misappropriating, diluting or otherwise violating, any Intellectual Property of any other Person, except where such infringement, misappropriation, dilution or other violation would not be material to the Acquired Companies, taken as a whole.

(d)            To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating the rights of any Acquired Company with respect to any Company Owned IP, except where such infringement, misappropriation or other violation would not be material to the Acquired Companies, taken as a whole.

(e)           The Acquired Companies take and have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their trade secrets and other material confidential information included in the Company Owned IP or used in the business of the Company and its Subsidiaries.

(f)            To the Company’s Knowledge, the collection, acquisition, use, storage, transfer, distribution, dissemination or other processing (collectively, “Process” (or “Processing” or “ Processed”)) by the Acquired Companies of any Personal Information (including of any third parties or of customers (or customers’ confidential information)) (collectively, the “Business Data”) is in compliance in all material respects with (i) all Applicable Law and (ii) the applicable Acquired Company’s external Data Protection policies, (iii) binding industry standards and (iv) Contracts to which an Acquired Company is bound ((i)- (iv)   collectively, the “Data Protection and Security Requirements”). The Acquired Companies have and maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and Data Protection of Business Data. To the Company’s Knowledge, since the Lookback Date, there have been no breaches or violations of any such security measures, or any unauthorized access or exposure of any Business Data or any other Security Incident, in each case, except as would not be material to the Acquired Companies, taken as a whole.

(g)           Except as would not be material to the Acquired Companies, taken as a whole (i)  to the Company’s Knowledge, the Business Systems owned or controlled by the Acquired Companies do not contain any virus, Trojan horse, time bomb, key-lock, spyware, worm or malicious code, and (ii) the Business Systems are sufficient for the needs of the Acquired Companies for the operation of the business of the Company and its Subsidiaries as currently conducted.

Section 4.23.          Leased Real Property. Section 4.23 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each lease, sublease, license, easement and other agreement under which the Company or any of the Company Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”, and each such lease, sublease, license, easement or other agreement, a “Company Lease”). To the Company’s Knowledge, each Company Lease is valid, binding and in full force and effect, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. No uncured default on the part of the Company or, if applicable, a Company Subsidiary or, to the Company’s Knowledge, the landlord or other parties to such Company Lease exists or will exist with the giving of notice, the passage of time or both, except where any such default would not reasonably be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of the Company Subsidiaries has a good and valid leasehold interest, subject to the terms of any Company Lease applicable thereto, in all Leased Real Property, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of the Company Subsidiaries has (x) received written notice of any pending, and to the Company’s Knowledge there is no pending or threatened in writing, material condemnation or eminent domain proceeding with respect to any Leased Real Property, or(y) collaterally assigned or granted a security interest in the Leased Real Property except for Permitted Liens and other Liens that were discharged in full prior to the date hereof. With respect to each Leased Real Property, neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof.

Section 4.24.          Homebuilding Owned Property–Property List. Section 4.24 of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of all of the Homebuilding Owned Property, as of the date of this Agreement, as well as the following information for each Homebuilding Owned Property (as to each project for undeveloped land and as to each lot for developed lots), in each case, as of the date of this Agreement:

(a)            name of record owner;

(b)            name of Community;

(c)            street address or location;

(d)            tax parcel identification number, if available;

(e)            amount of estimated acreage (other than for Finished Lots);

(f)             for Community-level information, the estimated or actual number of lots developed or proposed to be developed;

(g)            as to each Finished Lot, the specific lot number; and

(h)            status of land development or homebuilding activity (e.g., raw land, land under development, Finished Lot, building permit issued, home under construction, completed Residential Unit).

Section 4.25.          Homebuilding Contract Property; Real Estate Purchase Agreements.

(a)            Section 4.25(a) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of all Real Estate Purchase Agreements in force as of the close of business on February 18, 2026, as well as the following information for each such Real Estate Purchase Agreement, in each case, as of the close of business on February 18, 2026:

(i)            project name or identifier;

(ii)           name of contract seller;

(iii)          name of contract buyer;

(iv)          name or title of such Real Estate Purchase Agreement;

(v)           execution or effective date;

(vi)          description of general location (e.g., city, county);

(vii)         estimated acreage and estimated number of lots;

(viii)        purchase price;

(ix)           deposits made and scheduled to be made;

(x)            expiration date of any due diligence period that has not expired, or is not reasonably expected to expire, prior to the Closing;

(xi)           status of closings, including whether any are past due; and

(xii)          whether such Real Estate Purchase Agreement includes (A)  a release of a deposit in excess of $25,000 to the seller without adequate security for its return under its terms or (B) a True-up Purchase Price Arrangement that has not been fully paid.

(b)            Section 4.25(b) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of all Real Estate Purchase Agreements in force as of the date of this Agreement to sell any Homebuilding Owned Property, as well as the following information for each such Real Estate Purchase Agreement, in each case, as of the date of this Agreement: (i) buyer name; (ii) address or lot number; (iii) execution date; (iv) sale price; (v) deposit amount paid; and (vi) estimated closing date.

(c)            Section 4.25(c) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, as of the date of this Agreement, of all Real Estate Purchase Agreements that have already closed but continue to have material executory obligations on the part of the buyer or the seller (e.g., post-closing development obligations, true-up commitments, etc.).

(d)           Except as set forth on Section 4.25(d) of the Company Disclosure Letter, with respect to all Real Estate Purchase Agreements in force as of the date of this Agreement, as of the date of this Agreement no Acquired Company nor, to the Company’s Knowledge, any other party to any such Real Estate Purchase Agreement is in breach or default and, to the Company’s Knowledge, there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by any Acquired Company or any other party. As of the date of this Agreement, to the Knowledge of the Company, all such Real Estate Purchase Agreements are in full force and effect and are binding and enforceable in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.26.          Homebuilding Property—Property Information. Each of the representations and warranties set forth in this Section 4.26 is made only to the Company’s Knowledge, as of the date of this Agreement.

(a)            General. Except as set forth on Section 4.26(a) of the Company Disclosure Letter, the Acquired Companies have conducted due diligence on the Homebuilding Owned Property and the Homebuilding Diligenced Contract Property in the ordinary course of business. The Company has Made Available to Parent accurate and complete copies of all feasibility studies, land investment packages, or similar materials in the Acquired Companies’ possession or control, as of the date of this Agreement, which have been developed and prepared in good faith, by the Acquired Companies to evaluate the acquisition of the applicable Homebuilding Property.

(b)            Status of Title.

(i)            Section 4.26(b)(i) of the Company Disclosure Letter sets forth a list of the most recent issued title insurance policies, and ALTA surveys in the possession of the Company or any of its Subsidiaries as of the date of this Agreement for the Homebuilding Property.

(ii)           Except as set forth on Section 4.26(b)(ii) of the Company Disclosure Letter and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Acquired Company has good and indefeasible fee simple title to each part of the Homebuilding Owned Property, free and clear of all Liens, title defects, adverse claims, or other matters affecting title that are materially adverse to the development of the Homebuilding Owned Property, in each case other than Permitted Liens.

(iii)          Except as set forth on Section 4.26(b)(iii) of the Company Disclosure Letter and except as would not reasonably be expected to be material to the applicable Homebuilding Contract Property, based on, and subject to, the information reflected in the title commitments in the Company’s possession, as of the date of this Agreement, the applicable Acquired Company will have, upon closing the purchase of the property, good and indefeasible fee simple title to the Homebuilding Contract Property, free and clear of all Liens, title defects, Liens, adverse claims, or other matters affecting title that are materially adverse to the development of the Homebuilding Contract Property, in each case other than Permitted Liens.

(c)            Access. Section 4.26(c) of the Company Disclosure Letter identifies any Homebuilding Owned Property or Homebuilding Diligenced Contract Property that does not have legal access or will not have legal access at the respective closing under the applicable Real Estate Purchase Agreement in force as of the date of this Agreement.

(d)            Possession. Section 4.26(d) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, as of the date of this Agreement, of:

(i)            any party in possession of any portion of the Homebuilding Owned Property or the Homebuilding Diligenced Contract Property as a lessee, a tenant at sufferance, or known trespasser, in each case, as of the date of this Agreement;

(ii)           any party with post-closing possessory rights under a Real Estate Purchase Agreement, as of the date of this Agreement; and

(iii)          any pending claim or claim threatened in writing, as of the date of this Agreement, made by a party asserting an unrecorded right, title, or interest in the Homebuilding Owned Property or the Homebuilding Diligenced Contract Property, whether by right of adverse possession, prescriptive easement, lease, license, or otherwise, except pursuant to a Home Sale Contract or a Real Estate Purchase Agreement.

(e)            Public Utility Services. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, Section 4.26(e) of the Company Disclosure Letter sets forth a list that is accurate and complete as of the date of this Agreement, of each Homebuilding Diligenced Contract that is subject to any of the following circumstances: (i) the utility services (water, sewer, electricity, and gas (for the projects to be served by gas)) are not located adjacent to the property and immediately available to be connected to homes to be constructed; (ii) a utility service must be brought to the property, including who is responsible for doing so and what private rights must be obtained to install the utility services; (iii) any utility capacity shortages or limitations; (iv) any pending or threatened moratoriums or materials limitations on the issuance of taps, reservations, or other rights to the utility service; and (v) any tap fees, connection fees, or other fees that are unusual for the market.

(f)            Major Projects. The estimated cost of all major utility and road related projects and commitments (such as the construction of lift stations, purchase of off-site easements, construction or funding of major off-site extensions of utility services, construction of regional detention facilities, construction or improvement of off -site roads, bridges, interchanges or intersections) (“Major Projects”) that must be completed by the Acquired Companies as part of the development of a Homebuilding Property, if Known, has been reflected in the land development budgets Made Available to Parent for review.

(g)            Land Use Entitlements (Zoning).

(i)            The Company has Made Available to Parent the material land use, zoning, subdivision, land disturbance permits, plats, and other Permits (other than Permits that are non-discretionary, being based solely on a determination of compliance or non-compliance with Applicable Law) (“Land Use Entitlements”) of each Homebuilding Diligenced Contract Property that have been obtained (and are final and non-appealable), as of the date of this Agreement.

(ii)           There are no material written commitments by the Company or any of its Subsidiaries as of the date of this Agreement, made outside the ordinary course of business to contribute money, to dedicate land or grant access or easement rights, to construct low-or-moderate income housing, or to construct, install or maintain any improvements upon or in the vicinity of a Homebuilding Property in connection with the development or ownership of the Homebuilding Property, except for contributions, expenses or obligations that are customarily required to be incurred by developers, homebuilders or owners in the geographic market in which such Homebuilding Property is located, matters set forth in the list of Major Projects, and matters that have been or will be completed by the Closing Date.

(iii)          The Company has timely fulfilled and performed all material obligations arising under the Land Use Entitlements that were required to be fulfilled and performed as of the date of this Agreement.

(h)            Endangered Habitat or Species. Section 4.26(h) of the Company Disclosure Letter sets forth a description of (i) any portion of any Homebuilding Property which is (A) currently classified or regulated (or is under investigation by any Governmental Authority) as an Endangered Habitat, or (B) is currently affected by Endangered Species, and (ii) any steps the Company is taking or plans to take to obtain all requisite Permits to mitigate such aspects are consistent with the use of such property for development and homebuilding purposes.

(i)            Flood Prone Areas. Section 4.26(i) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, as of the date of this Agreement, of:

(i)            any Buildable Area of any Homebuilding Property that is located in an area designated as of the date of this Agreement as a flood zone, as flood prone, or as a flood plain by the Federal Emergency Management Agency (FEMA); and

(ii)           all FEMA Letters of Map Revision and Conditional Letters of Map Revision for a Homebuilding Property that have been applied for, or that the Company intends to apply for, or have been issued, in each case, as of the date of this Agreement.

(j)             Soil and Geotechnical. All soils or geotechnical issues which are materially adverse to the development of any Homebuilding Property that have been identified in any soil or geotechnical reports obtained by or for any Acquired Company as of the date of this Agreement, have either been addressed or budgeted for in future work.

(k)            Environmental .. Except as set forth on Section 4.26(k) of the Company Disclosure Letter, as of the date of this Agreement:

(i)            no Homebuilding Owned Property or Homebuilding Diligenced Contract Property has an Environmental Condition;

(ii)          since the Lookback Date, no Acquired Company has (A) received from any Person any Environmental Notice, Environmental Claim, or written request for information pursuant to any Environmental Law, or (B) expressly assumed or undertaken any liability or Environmental Claim, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law; and

(iii)          no Acquired Company has treated, stored, disposed of, arranged or permitted the disposal of, transported, handled or Released or permitted to be Released, and no other Person has caused or permitted to be caused any of the foregoing or any other contamination with, any Hazardous Substances on any property currently or formerly owned, leased, operated or contracted for by the Company or any of its Subsidiaries, other than in such quantities and amounts as would reasonably be expected in the ordinary course of business.

(l)            Government Takings. Section 4.26(l) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, as of the date of this Agreement, of:

(i)            any proposed public improvement as of the date of this Agreement that if implemented, would result in the creation or imposition of a Lien on any Homebuilding Property, other than a Lien related to the dedication of roads or rights-of way made as a result of the zoning, platting or development plans for a Homebuilding Property (the “Project-Specific Road Dedications”);

(ii)           excluding the Project-Specific Road Dedications, any existing or proposed plan by any Governmental Authority as of the date of this Agreement to modify or realign any street or highway or otherwise take land that would reasonably be expected to materially and adversely affect the planned use of any Homebuilding Property, as of the date of this Agreement; and

(iii)          any pending change to any Applicable Law as of the date of this Agreement that is reasonably likely to require a material decrease in the development density planned for any Homebuilding Property, materially increase the cost of development, impose new material fees for development activities or materially increase existing fees for development activities, or significantly delay development, in each case, as compared to those currently contemplated by the Company as of the date of this Agreement.

(m)           Improvements. Except as would not reasonably be expected to be material to the applicable Homebuilding Owned Property, Improvements or Homebuilding Diligenced Contract Property:

(i)            As of the date of this Agreement, the Company has not received any written notice of, and is not aware of, any buildings, improvements and other facilities, including any model homes (whether owned or leased), on the Homebuilding Owned Property and the Homebuilding Diligenced Contract Property (collectively, the “Improvements”), that violate any Contracts or Permitted Liens.

(ii)           As of the date of this Agreement (A) the Improvements are in good operating condition, ordinary wear and tear excepted and (B) no Improvements have suffered any material damage by fire or other casualty loss which has not already been repaired (or is in the process of being repaired) and substantially restored to its original or better condition.

(n)            Special Physical or Geographic Characteristics. Except as set forth on Section 4.26(n) of the Company Disclosure Letter, as of the date of this Agreement, none of the following are located on the Homebuilding Owned Property or the Homebuilding Diligenced Contract Property: (i) cemeteries, gravesites, or burial sites and (ii) historically or archeologically significant artifacts, in either case, that are reasonably likely to materially adversely affect the use or development of a property or that would require any type of preservation, excavation, or mitigation.

(o)            Mechanics Liens. No material or labor has been furnished to or on the Homebuilding Owned Property for which payment is delinquent, and, as of the date of this Agreement, no Acquired Company has received a notice in writing of any claims of non-payment or claims of liens by any contractors, subcontractors, suppliers, mechanics, materialmen or artisans with respect to any work performed on or materials furnished to the Homebuilding Owned Property, except for (i) Permitted Liens, (ii) preliminary lien notices and notices of commencement issued in the ordinary course of business, or (iii) bills and charges that are outstanding in the ordinary course of business and not older than 90 days from date of invoice.

(p)            Support Obligations. Section 4.26(p) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, as of the date of this Agreement, of all subdivision improvement bonds (whether insured or in cash), letters of credit, and other sureties or assurances (each, a “Support Obligation” and collectively, the “Support Obligations”) relating to any Homebuilding Property and currently required by any applicable Governmental Authority. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole all Support Obligations which have been posted are being maintained in accordance with the requirements of the applicable Governmental Authority and, as of the date of this Agreement, have not been subject to any pending claims.

(q)            Impediments to Obtaining Building Permits and Certificates of Occupancy. Section 4.26(q) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of all conditions or impediments (other than normal and customary conditions imposed by Governmental Authorities) which would reasonably be expected to prevent the owner of the Homebuilding Property from obtaining all necessary building Permits for the development of land or construction of the Improvements upon the Homebuilding Property, as the case may be, and upon completion of the work, certificates of occupancy (or similar certificates) for the Improvements.

(r)            Conservation Designations. The Homebuilding Owned Property and the Homebuilding Diligenced Contract Property have not been, and are not being, assessed or taxed under any federal agricultural, forest, special use, “Greenbelt”, “Conservation Use”, “Current Use”, “Green Acres” or similar federal valuation or program.

Section 4.27.          Home Sale Contracts.

(a)            Section 4.27(a) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of Home Sale Contracts, in force as of 5 Business Days prior to the date of this Agreement, as well as the following information for each such Home Sale Contract as of 5 Business Days prior to the date of this Agreement: (i) customer name; (ii) address or lot number; (iii) execution date; (iv) sale price; (v) customer deposit amount paid; (vi) estimated closing date; and (vii) whether such Home Sale Contract is for the sale of a home to an Affiliate or Company Related Party.

(b)            As of the date of this Agreement, (i) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, all Home Sale Contracts are in full force and effect and are binding and enforceable in accordance with their terms, except as enforceability is limited by the Bankruptcy and Equity Exceptions, (ii) all Home Sale Contracts were executed on the Company’s or its Subsidiaries’, as applicable, standard forms (and warranty commitment) without material changes and include the Acquired Companies’ customary disclosures and addenda, (iii) no buyer under any Home Sale Contract is entitled to receive any monetary concession or other form of compensation from the Company or its Subsidiaries in connection with its purchase of a residential home other than as set forth in such buyer’s Home Sale Contract and (iv) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement there is no material default by any Acquired Company or, to the Company’s Knowledge, any buyer of a residential home under any of the Home Sale Contracts in force as of the date of this Agreement.

(c)            Accurate and complete copies of the forms of all Home Sale Contracts in use as of 5 Business Days prior to the date of this Agreement and warranties offered by the Acquired Companies have been Made Available to Parent.

(d)            There are no Home Sale Contracts in force as of the date of this Agreement for the construction of any home on a lot that is not owned by the Company or any of its Subsidiaries.

Section 4.28.          Model Homes. Section 4.28 of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of all model homes used by any Acquired Company as of the close of business on February 18, 2026, whether owned or leased and whether currently in use or under construction. As to leased model homes, Section 4.28 of the Company Disclosure Letter sets forth as of the close of business on February 18, 2026: (a) landlord’s name (including whether the landlord is an Affiliate of any Acquired Company), (b) term, (c) extension options, (d) deposit, (e) rent, (f) obligations upon termination of the lease, and (g) ownership of model home furnishings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Acquired Company nor, to the Company’s Knowledge, any other party to any model home lease is in breach or default of a model home lease.

Section 4.29.          Residential Units. All of the Residential Units that have been constructed since the applicable statute of repose (a) were constructed (i) in a good and workmanlike manner; (ii) in material compliance with applicable plans and specifications upon which the applicable Permits were obtained; (iii) in accordance with the applicable manufacturer’s specifications in all material respects; (iv) in material compliance with all set-backs, zoning laws, building codes, restrictive covenants, and other restrictions in the nature thereof; (v) in all material respects, within the boundary lines of the Residential Lot without materially encroaching upon the land of any adjacent owner (nor do any buildings, or improvements of any other Person encroach upon the Residential Lot); and (vi) in material compliance with the terms of the applicable Home Sale Contract; (b) were accepted by the original homeowner in good and habitable condition and working order; and (c) conform in all material respects with all applicable warranties, express or implied. Except as set forth on Section 4.29 of the Company Disclosure Letter, since the Lookback Date, no Acquired Company has received notice in writing that (i) there is any material defect in or about the Residential Units or any portion thereof, (ii) there are any pending vendor recalls with respect to products incorporated in the Residential Units. For purposes of this Section 4.29, “material defect” means any defect for which the cost to repair or restore such defect would reasonably be expected to exceed $25,000.

Section 4.30.          Land Development . Since the applicable statute of repose, all real property developed by any Acquired Company with respect to which development has been completed was developed in all material respects (a) in a good and workmanlike manner; and (b) in compliance with all zoning laws, development codes, industry standards, restrictive covenants, and other restrictions applicable to the development of the property.

Section 4.31.          HOAs and Condominium Associations. Section 4.31 of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, of the following information with respect to each homeowners’ association and condominium association that governs or encumbers any Homebuilding Owned Property that remains under the Company’s control, in each case, as of the date of this Agreement:

(a)            project name;

(b)           development and declarant names;

(c)            names of the current members of the board of directors and officers;

(d)            annual dues, fees or assessments to be paid by property owners, and whether the applicable Acquired Company is exempt from payment thereof;

(e)            amount of any reserve fund;

(f)            any deficit funding obligations (including any loans to the association); and

(g)           terms and estimated timing of any turnover of the association to property owners.

Section 4.32.          Sanctions Laws.

(a)            Since the Lookback Date, no Acquired Company nor, to the Company’s Knowledge, any of their Representatives or any other Person acting for or on behalf of an Acquired Company has been in material violation of or has been or was charged by any Governmental Authority with or made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or, to the Company’s Knowledge, has been investigated for, a violation of any Sanctions Laws. Since the Lookback Date, there have not been any Proceedings, allegations, investigations or inquiries pending or, to the Company’s Knowledge, threatened against the Acquired Companies concerning any violations or alleged violations of any Sanctions Law.

(b)            None of the Acquired Companies nor any director, officer or employee of any Acquired Company, nor, to the Company’s Knowledge, any of their other respective representatives or agents is or has been since the Lookback Date a Sanctioned Person.

Section 4.33.          Related Party Transactions.

(a)            Except as disclosed in the Company SEC Documents, since the Unaudited Balance Sheet Date through the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

(b)            Section 4.33(b) of the Company Disclosure Letter sets forth a list that is, in all material respects, accurate and complete, to the Knowledge of the Company (without any inquiry) of (i) all compensatory or other remunerative obligations paid or payable to any current employee of the Company who is a Family Member of any other current employee of the Company or member of the Company Board (each, a “Related Employee”), (ii) all parties that are owned directly or indirectly more than 5% or controlled by a Related Employee that do business with any Acquired Company, (iii) all business relationships between any Acquired Company and any Related Employee and (iv) all material assets or rights, tangible or intangible, used by any Acquired Company in the conduct of its business that are owned or controlled by a Related Employee.

(c)            Section 4.33(c) of the Company Disclosure Letter sets forth an accurate and complete list of all arrangements or agreements, documented or otherwise, between or among the Acquired Companies (such as cost sharing, personnel allocations, technology sharing, inter- company services), including a description of (i) the nature of the services or benefits being provided, (ii) how or whether the arrangement is documented, and (iii) the fees, compensation, or other remuneration being paid.

Section 4.34.          Brokers’ Fees. Except for Vestra Advisors LLC (“Vestra”), there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Merger. The Company has disclosed to Parent on Section 4.34 of the Company Disclosure Letter the reasonably estimated fees, as of the date hereof, paid or to be paid to Vestra in connection with the Company’s engagement of Vestra.

Section 4.35.          Opinion of Financial Advisor. The Special Committee has received the oral opinion (to be confirmed in writing) of Vestra to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Class A Common Stock. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the execution and delivery of this Agreement for informational purposes only and on a non- reliance basis by Parent and Merger Sub (it being understood and agreed that such opinion is for the benefit of the Special Committee and Company Board only). As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.36.          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter) or in the Transaction Documents to which the Company is party, none of the Company, the Company Subsidiaries or any of their respective Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties, at law or in equity, of any kind or nature whatsoever, including with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and the Company hereby expressly disclaims any such other representations or warranties. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement or in the Transaction Documents to which Parent or Merger Sub is a party, none of Parent, Merger Sub or any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or made available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01.          Corporate Existence and Power. Parent is a Delaware limited liability company duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the Applicable Law of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.

Section 5.02.          Authorization; Enforceability. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and the Transaction Documents to which such Person is a party and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary limited liability company action on the part of Parent and corporate action on the part of Merger Sub, other than the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, which will occur by written consent immediately following the execution of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the Transaction Documents to which such Person is a party, and, assuming due authorization, execution and delivery by the Company in the case of this Agreement and the other parties thereto in the case of the Transaction Documents to which such Person is a party, this Agreement and the Transaction Documents to which such Person is a party constitute a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 5.03.          Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, require no action by or in respect of, consent, approval or authorization from, or filing with or notification to, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Delaware Secretary and compliance with other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which Parent and Merger Sub are qualified to transact business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (c) any other actions by or in respect of, consent, approval or authorization from or filing with or notification to, any Governmental Authority, the absence of which would not have a Parent Material Adverse Effect.

Section 5.04.          Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (b) and (c) above, as would not have a Parent Material Adverse Effect.

Section 5.05.          Capitalization and Operation of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Parent, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

Section 5.06.          No Vote of Parent Stockholders; Required Approval. The Board of Directors of Parent has adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) approving and declaring advisable this Agreement, the Transaction Documents to which Parent is a party to and the Transactions, including the Merger, on the terms and conditions set forth in this Agreement. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or the Transaction Documents to which Parent is a party, or to approve the Merger or the other Transactions. The vote or consent of Parent (or a wholly owned Subsidiary of Parent) as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement and the Transaction Documents to which Merger Sub is a party, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement and the Transaction Documents to which Merger Sub is a party. The Board of Directors of Merger Sub has adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (a) approving and declaring advisable this Agreement, the Transaction Documents to which Merger Sub is a party and the Transactions, including the Merger, on the terms and conditions set forth in this Agreement and (b) recommending that Merger Sub’s stockholder approve and adopt this Agreement and the Transaction Documents to which Merger Sub is a party.

Section 5.07.          Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading.

Section 5.08.          Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, which, in each case, has had or if resolved adversely would have a Parent Material Adverse Effect.

Section 5.09.          Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the Transactions, including the Merger, with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) the satisfaction in full (and not waiver) of the conditions set forth in Section 7.01, and (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4, after giving effect to the Transactions, including the payment of the aggregate Merger Consideration and amounts payable to the holders of Company Stock Options, Company RSUs and Company PSUs in respect of the Merger, the incurrence (if any) of any indebtedness for borrowed money to finance all or a portion of the aggregate Merger Consideration in respect of the Merger, any repayment or refinancing of debt contemplated in connection with the Transactions and the payment of all fees, costs and expenses, Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, on a consolidated basis, will be Solvent as of the Closing and as of immediately after the consummation of the Transactions.

Section 5.10.          Sufficient Funds. Parent and Merger Sub have, and will have available to them at the Effective Time, sufficient funds to perform all of their respective obligations under or otherwise relating to this Agreement to consummate the Merger and the other Transactions, including payment in full of the aggregate Merger Consideration and the amounts payable to the holders of Company Stock Options, Company RSUs and Company PSUs in respect of the Merger, and to pay all associated fees, costs and expenses. The obligations of Parent and Merger Sub hereunder, including the obligations to consummate the Merger and the other Transactions, are not subject to a condition regarding any of the Parent or Merger Sub obtaining of funds to consummate the transactions contemplated by this Agreement.

Section 5.11.          Broker’s Fees. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 5.12.          Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Merger Sub) has entered into any Contract or other agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract or other agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote against or otherwise oppose any Superior Proposal. None of Parent, Merger Sub or any of their Affiliates is party to any Contract or other agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act with respect to the Company Common Stock.

Section 5.13.          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5 or in the Transaction Documents to which Parent or Merger Sub is a party, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties, at law or in equity, of any kind or nature whatsoever, including with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Letter), neither the Company nor any other Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or Made Available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.

ARTICLE 6

COVENANTS

Section 6.01.          Conduct of the Company.

(a)            During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except (w) for matters set forth in Section 6.01 of the Company Disclosure Letter, (x) as required by Applicable Law, (y) for matters expressly required or permitted by this Agreement or (z) for matters undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to be granted if and to the extent Parent does not object in written form in accordance with the notice provisions of Section 9.01 within 10 Business Days following delivery of the Company’s request for such consent), the Company shall, and shall cause each of the Company Subsidiaries to, use its respective commercially reasonable efforts to (i) conduct its business in the ordinary course of business, and (ii) use their respective commercially reasonable efforts to preserve their goodwill and current relationships with employees, customers, suppliers and other Persons with which the Company or any Company Subsidiary has material business relations. No action that is permitted to be taken by the Company or any Company Subsidiary under clauses (i) through (xxiv) of Section 6.01(b) without Parent’s consent shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of such specific provision.

(b)           During the Pre-Closing Period, except (w) for matters set forth in Section 6.01 of the Company Disclosure Letter, (x) as required by Applicable Law, (y) for matters expressly required or permitted by this Agreement or (z) for matters undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to be granted if and to the extent Parent does not object in written form in accordance with the notice provisions of Section 9.01 within 10 Business Days following delivery of the Company’s request for such consent), the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(i)            amend the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise), other than immaterial or ministerial changes to the Organizational Documents of any Company Subsidiary;

(ii)          other than transactions solely between the Company and any wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, issue, sell, grant, pledge or otherwise dispose of or grant any Lien with respect to the Company Securities or any other capital stock of the Company or any capital stock of the Company Subsidiaries, or grant any options, warrants or other rights to acquire any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock upon (A) the issuance of the Earn Out Shares, (B) exercise of Company Stock Options outstanding as of the date of this Agreement pursuant to the existing Company Stock Plan or (C) pursuant to the terms of the Company RSUs or the Company PSUs that are outstanding on the date of this Agreement, in each case, in accordance with the terms of the Business Combination Agreement, Company Stock Plan or applicable award agreement, as applicable, as in effect on the date of this Agreement;

(iii)          except in connection with actions permitted by Section 6.02 hereof or as otherwise set forth in the Company’s existing Organizational Documents, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any Takeover Statute that applies to the Company with respect to an Acquisition Proposal or otherwise;

(iv)         adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;

(v)           create any Subsidiary of the Company or any of the Company Subsidiaries;

(vi)          (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any Company Securities or capital stock of the Company or any of the Company Subsidiaries, or otherwise change the capital structure of the Company or any of the Company Subsidiaries, other than (1) any repurchases pursuant to the Company’s or any of the Company Subsidiaries’ right (under written commitments in effect as of the date hereof) to purchase Company Securities or capital stock of the Company or any of the Company Subsidiaries held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any of the Company Subsidiaries, but only upon termination of such Person’s employment or engagement by the Company, (2) for purposes of effecting a net settlement of any Company Stock Option in satisfaction of any exercise price or required tax withholdings, or net share withholding in connection with the vesting of any Company Equity Award in satisfaction of any required tax withholdings or (3) between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(vii)         make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP or required by Applicable Law;

(viii)       other than in the ordinary course of business: (A) accelerate, terminate (other than terminations at the end of the current term) or consent to the termination of (other than terminations at the end of the current term), cancel, materially amend in a manner adverse to the Acquired Companies, grant a waiver of any material right under or otherwise materially modify in a manner adverse to the Acquired Companies any Specified Contract or any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement;

(ix)           make any capital expenditure other than (A) capital expenditures not contemplated by the following clause (B) that are no more than $100,000 in the aggregate in any fiscal year and are incurred in the ordinary course of business, (B) any capital expenditure made in accordance with the Company’s forecast contained in Section 6.01(b)(ix) of the Company Disclosure Letter, (C) pursuant to Real Estate Purchase Agreements and any other Contracts executed in connection therewith in the ordinary course of business, or (D) capital expenditures related to for-sale residential home building;

(x)           repurchase, prepay, incur, assume or guarantee any funded indebtedness to any Person, issue or sell any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of any other Person or enter into any arrangement having the economic effect of any of the foregoing (other than (A) any such transactions solely between the Company and one of its wholly owned Subsidiaries, (B) borrowings incurred that do not, at any time, exceed $250,000 in the aggregate or (C) borrowings under the Existing Credit Facilities or in respect of letters of credit or surety bonds);

(xi)          grant or suffer to exist any material Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to the Acquired Companies, taken as a whole, other than Permitted Liens;

(xii)          make any capital investment in or loan or advance to, or forgive any loan to, any other Person except for (A) loans, capital contributions, advances or investments between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business;

(xiii)        other than (A) in the ordinary course of business (including sales of Residential Units pursuant to Home Sale Contracts but excluding transactions involving any Company Related Party) or (B) transactions solely between the Company and any wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, sell, abandon, waive, relinquish, transfer, abandon, assign, swap or otherwise dispose of any of the assets, properties or rights of the Company or any of the Company Subsidiaries that exceed, individually or in the aggregate, $100,000;

(xiv)        purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of the Company) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Company Subsidiary), in each case, in any transaction or series of transactions involving any Company Related Party or that exceeds $100,000, individually or in the aggregate, in each case, other than (x) acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business not from any Company Related Party or (y) acquisitions of real property on terms consistent with the Lot Purchase Agreements or Land Purchase Contracts, as applicable, and, in each case, any other Contracts executed in connection therewith in the ordinary course of business consistent with past practice (but excluding any Contracts entered into after the date hereof with any Company Related Party);

(xv)         enter into a new line of business or abandon or discontinue any existing line of business;

(xvi)        settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.10) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company or the Company Subsidiaries of not more than $100,000 individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Company and the payment of monies by the Acquired Companies that are not more than $100,000 individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) would not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of the Company or its Affiliates (including, after the Closing, Parent and its Affiliates), other than customary confidentiality obligations;

(xvii)       except as required by Applicable Law or the terms of any Company Employee Plan in effect as of the date hereof and the payment of annual and quarterly bonuses and merit-based increases made in the ordinary course of business as disclosed to Parent, (A) increase the benefits or compensation payable by the Company or any of the Company Subsidiaries to any Company Employees or grant, amend, announce or pay any new bonus (including any retention or change in control bonus), equity or equity-based award, severance or other compensation or benefit to (or accelerate the funding, vesting or payment of any compensation or benefit for) any current or former Company Employees, (B) establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any material Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to Company Employee Plans in the ordinary course of business that do not materially increase costs or (C) hire or promote any officer or employee or engage any independent contractor or consultant, other than individuals with an annual compensation less than $125,000;

(xviii)      sell, abandon, assign or transfer any material Company Owned IP, other than in the ordinary course of business;

(xix)        settle or compromise any claim relating to Taxes, enter into any closing agreement with respect to Taxes, amend any Tax Return, change any Tax accounting period or material methods, principles or practices used by it for Tax accounting (except as required by Applicable Law), surrender a right to claim a refund of Taxes, make, revoke or change any material Tax election (other than making elections that are consistent with the past practice of the Company and the Company Subsidiaries), request any ruling with respect to Taxes with an applicable Governmental Authority, or enter into any voluntary disclosure agreement or process with any Governmental Authority with respect Taxes;

(xx)         enter into, amend, modify or terminate any transaction or Contract with any Affiliate, holder of 5% or more of the Shares, director or executive officer of the Company or any of the Company Subsidiaries or enter into, amend, modify or terminate any other transaction or Contract with any Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xxi)        (A) modify, extend, negotiate, terminate or enter into any Collective Bargaining Agreement or (B) recognize or certify any Union or group of employees as the bargaining representative for any Company Employees;

(xxii)       announce or effectuate a “plant closing,” “mass layoff,” or similar action that would trigger notice obligations under the WARN Act;

(xxiii)       commence construction of any Residential Unit, unless (i) it has an accompanying Home Sale Contract in place or (ii) is in compliance with the terms and conditions set forth on Section 6.01(b)(xxiii) of the Company Disclosure Letter; or

(xxiv)      authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 6.01(b).

(c)           Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 6.02.          Acquisition Proposals; Change in Recommendation.

(a)            Except as permitted by this Section 6.02, during the Pre- Closing Period, the Acquired Companies shall not, and shall not authorize their Representatives to, and shall direct their respective Representatives not to:

(i)            initiate, solicit, facilitate or knowingly encourage the making of any Acquisition Proposal,

(ii)          other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Company or any of the Company Subsidiaries to, any Third Party in connection with, or for the purpose of facilitating or knowingly encouraging, an Acquisition Proposal,

(iii)         approve, endorse, recommend, execute or enter into any letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar Contract (x) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.02(b)) or (y) an Alternative Acquisition Agreement (as defined below),

(iv)          approve, authorize or agree to do any of the foregoing,

(v)          grant access to the properties, books, records or personnel of the Company or the Company Subsidiaries to any Person who the Company has reason to believe is considering making, or has made, an Acquisition Proposal or

(vi)          grant any waiver, amendment or release under any standstill or confidentiality agreement.

Promptly following the execution of this Agreement, and in any event within one Business Day following the date of this Agreement, the Acquired Companies shall, and shall direct their respective Representatives to,

(A)	cease and cause to be terminated any solicitation of, and any existing discussions or negotiations with any Person conducted heretofore with respect to, any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and

(B)	terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction.

Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to grant waivers, amendments and releases of, and not enforce, any standstill agreement or any similar agreement or provision with respect to a potential Acquisition Proposal, but solely to the extent that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if prior to obtaining the Written Consent the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then, if the Company did not violate Section 6.02(a) in any material respect with respect to such Acquisition Proposal, the Company and their respective Representatives may: (i) furnish any information with respect to the Acquired Companies and access thereto to any Third Party making such Acquisition Proposal (and its Representatives and potential financing sources); provided that (A) prior to furnishing any such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or Made Available to Parent or is provided or Made Available to Parent promptly (and in any event no later than 48 hours) after it is so furnished to such Third Party or (ii) participate or engage in negotiations or discussions with the Third Party making such Acquisition Proposal and its Representatives and potential financing sources regarding such Acquisition Proposal.

(c)            Except as set forth in this Section 6.02 (including Sections 6.02(d), (e) and (g)), neither the Company Board nor any committee thereof shall

(i)

(A)	withhold, withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withhold, withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation,

(B)	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal,

(C)	fail to include the Company Recommendation in the Information Statement when disseminated to the Company’s stockholders,

(D)	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or fail to publicly reaffirm the Company Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing provided, the Company Board shall not be required to make such a public reaffirmation on more than 3 occasions, or

(E)	resolve, agree or publicly propose to do any of the foregoing (any action described in this clause (i) being referred to as a “Change in Recommendation”) or

(ii)           approve, recommend, declare advisable or enter into any letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar Contract with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.02(b) (an “Alternative Acquisition Agreement”).

(d)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Written Consent, the Company Board or a committee thereof may make a Change in Recommendation in response to an Intervening Event if

(i)            the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, and

(ii)	the following requirements are satisfied:

(A)	the Company shall have provided Parent written notice (such notice shall not constitute a Change in Recommendation) advising Parent that the Company Board or a committee thereof intends to make a Change in Recommendation (and specifying, in reasonable detail, the Intervening Event) (Parent shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), and

(B)	both of the following occur:

(I)            during a period of 4 Business Days from delivery of the written notice (the “Proposal Review Period”), if requested by Parent in good faith, the Company and its Representatives shall negotiate with Parent in good faith regarding any changes to the terms of this Agreement and any other proposals made by Parent so that a Change in Recommendation would no longer be necessary; and

(II)           following the Proposal Review Period, and after considering in good faith any changes or proposals made by Parent, the Company Board or a committee thereof shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make a Change in Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

In the event of any material change in any event, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above), a new notice shall be required from the Company pursuant to Section 6.02(d)(ii), except that the Proposal Review Period shall be reduced to 2 Business Days, and the provisions of this Section 6.02(d) shall otherwise apply to the Intervening Event as modified thereby.

(e)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Written Consent if the Company receives a written Acquisition Proposal made after the date of this Agreement and not withdrawn that the Company Board or a committee thereof believes in good faith to be bona fide and the Company Board or a committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take an action set forth in clause (x) or (y) would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, then (x) the Company Board or a committee thereof may make a Change in Recommendation or (y) the Company may terminate this Agreement pursuant to the Company’s Superior Proposal Termination Right in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal. In either clause (x) or clause (y) situation,

(A)	the Company shall have provided to Parent written notice (the “Superior Proposal Notice”) (such notice shall not constitute a Change in Recommendation) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal), including the identity of the Third Party making such Acquisition Proposal and providing Parent with a copy of the Alternative Acquisition Agreement and any other documents containing the material terms of such Superior Proposal (Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), and

(B)	both of the following occur:

(I)            during the Proposal Review Period, if requested by Parent in good faith, the Company and its Representatives shall negotiate with Parent in good faith regarding changes to the terms of this Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(II)           following the Proposal Review Period, and after considering in good faith any changes or proposals made by Parent, the Company Board or a committee thereof shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or terminate this Agreement pursuant to the Company’s Superior Proposal Termination Right would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under Applicable Law.

Any material revisions to such Acquisition Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice, except that the Proposal Review Period shall be reduced to 2 Business Days.

(f)            During the Pre-Closing Period, the Company shall promptly (and in any event no later than 36 hours after receipt) advise Parent in writing in the event that the Company receives any Acquisition Proposal and in connection with such notice provide to Parent the material terms and conditions of any such Acquisition Proposal (including the identity of the Third Party making any such Acquisition Proposal). During the Pre -Closing Period, the Company shall (i) keep Parent reasonably informed of the status, material details and material terms of any such Acquisition Proposal (including, prior to initially furnishing any information or to commencing any discussions or negotiations pursuant to Section 6.02(b), advising Parent of any determination by the Company Board pursuant to Section 6.02(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) promptly provide to Parent (and in any event no later than 24 hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements.

(g)            Nothing contained in this Agreement shall prohibit the Company, directly or indirectly, through its Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d- 9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company Board or a committee thereof has determined in good faith (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 6.02(g) shall not be deemed to permit the Company Board or a committee thereof to make a Change in Recommendation except to the extent permitted by Section 6.02(d)–(e); provided, further, that nothing in this Section 6.02 shall prohibit, at any time prior to obtaining the Written Consent, the Company from contacting and engaging in discussions with any Person or group or their respective Representatives who has made an Acquisition Proposal solely for the purpose of (x) clarifying such Acquisition Proposal and the terms thereof or (y) determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Acquisition Proposal. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company Board or a committee thereof that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (A) a withdrawal, modification, amendment, qualification or proposal by the Company Board or a committee thereof to withdraw, modify, amend or qualify the Company Recommendation, (B) an approval, recommendation or a declaration of advisability with respect to such Acquisition Proposal or (C) a Change in Recommendation.

Section 6.03.          Written Consent; Preparation of the Information Statement.

(a)            Immediately following the execution of this Agreement and in lieu of calling a meeting of the stockholders of the Company, the Company shall use its reasonable best efforts to obtain the Written Consent. Promptly following the receipt of the Written Consent, the Company will provide Parent with a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Organizational Documents of the Company.

(b)

(i)            As promptly as reasonably practicable after the date hereof (or, if later, promptly following delivery of the Written Consent to Parent), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (B) the notice of action by written consent required by Section 228(e) of the DGCL and (C) the notice of availability of appraisal rights and related disclosure required by the DGCL (as amended or supplemented from time to time, the “Information Statement”). The Company shall (1) provide Parent with a draft of the Information Statement (and any amendment or supplement thereto) prior to filing with the SEC, (2) provide Parent and its counsel a reasonable opportunity to comment thereon, and (3) consider in good faith any comments to the draft Information Statement from Parent or its counsel. Parent shall provide the Company with all information concerning Parent and Merger Sub as may be reasonably requested by the Company and is customarily included in an information statement so prepared. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-5 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated in its definitive form to the stockholders of the Company as promptly as reasonably practicable (and in any event within 3 Business Days thereof) after the first to occur of (I) confirmation from the SEC that it has no further comments on the Information Statement, (II) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (III) expiration of the 10-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement. The Company shall set a record date for stockholders entitled to receive the Information Statement, and shall disseminate the Information Statement to stockholders of record as of such date. If Parent, Merger Sub or any of their respective Affiliates is required to file any other document with the SEC in connection with this Agreement or the Transactions, including the Merger, Parent shall provide the Company with a reasonable opportunity to review and to propose comments on any such document, which Parent shall consider in good faith.

(ii)          The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that none of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.04.          Access to Information.

(a)            Upon reasonable prior written notice to the Company, the Acquired Companies shall, and shall cause their respective officers, directors, employees and other Representatives to, use their respective reasonable best efforts to afford Parent’s and Merger Sub’s authorized Representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, properties, facilities, books, Contracts, records (including Tax Returns), reports, correspondence and any other documents and information of the Acquired Companies that is in the possession, custody or control of any of the Acquired Companies (whether in physical or electronic form) and shall furnish Parent and Merger Sub all financial, operating and other data and information, in each case, as Parent and Merger Sub through their officers, employees or other Representatives, may reasonably request, in each case, for purposes that are, in good faith, directly and actually related to, and necessary for, the consummation of the Transactions. Any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries. Notwithstanding anything to the contrary herein, the Acquired Companies shall not be required to prepare or deliver financial information in a form not customarily prepared by the Acquired Companies. Parent and Merger Sub shall not conduct any testing, sampling or analysis of the environment or any invasive or intrusive investigations at any of the properties or facilities of the Acquired Companies. Nothing in this Agreement shall require any of the Acquired Companies to disclose any information to Parent, Merger Sub or any of their respective Representatives or any other Person if such disclosure would, in the Company’s reasonable determination (i) jeopardize any attorney- client or other legal privilege or similar protection, (ii) contravene any Applicable Law, Contract, fiduciary duty or binding confidentiality obligation of any Acquired Company or its Affiliate (so long as the Company has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Applicable Law, agreement or duty) or (iii) result in the loss of any competitively sensitive information.

(b)           No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)           With respect to all information provided to Parent or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.04) Parent shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

Section 6.05.          Employee Benefit Plan Matters.

(a)            If annual bonuses in respect of the Company’s 2025 fiscal year have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to, pay each Continuing Employee a full year 2025 annual bonus in an amount equal to the annual bonus to which such Continuing Employee would be entitled based on target performance under the applicable bonus arrangements of the Company in effect as of the date of this Agreement, with such bonus payments to be made upon the Closing.

(b)           From and after the Closing Date, with respect to each welfare benefit plan, program or arrangement of the Surviving Corporation or any of its Affiliates (each, a “Parent Benefit Plan”) that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA providing group health benefits in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre- existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan.

(c)            Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.05 shall be deemed to amend any Company Employee Plan or any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit or compensation plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit or compensation plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.06.          State Takeover Laws. If any Takeover Statute may become or is deemed or purports to be applicable to any Transaction, then each of the Company, Parent, Merger Sub and their respective Boards of Directors shall use their respective reasonable best efforts to (i) take such actions with respect thereto as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to render such anti-takeover Applicable Law inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 6.07.          Obligations of Parent. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions (including the Merger), on the terms and conditions set forth in this Agreement, in each case, on a timely basis. Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

Section 6.08.          Director and Officer Liability.

(a)            From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law (and shall advance expenses as incurred to the fullest extent permitted under Applicable Law), each present and former director and officer of any of the Acquired Companies and each of their employees who serves as a fiduciary of the Company Stock Plan, as the case may be, (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities (whether civil, criminal, administrative, investigative or other), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions. Any Person to whom expenses are advanced under this Section 6.08(a) must provide an undertaking to repay such advances if a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not entitled to be indemnified hereunder.

(b)           Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement (the “Current Policy”) for the 6-year period following the Closing and at an aggregate price not to exceed 225% (the “Premium Limit”) of the amount per annum the Company paid or required to be paid for a 12-month period under the Current Policy (the “Current Premium”). If the Company or, pursuant to the immediately following sentence, Parent obtains prepaid “tail” or “runoff” policies in accordance with this Section 6.08(b), the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and they shall continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering the Indemnified Parties on terms with respect to each of coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of 6 years after the Effective Time. If annual premiums for such insurance would at any time exceed the Premium Limit, then Parent or the Surviving Corporation shall cause to be maintained such policies of insurance described above that provide the maximum dollar amount of coverage available at an aggregate premium equal to the Premium Limit.

(c)            From and after the Effective Time, Parent shall cause the Surviving Corporation and other Acquired Companies to fulfill and honor in all respects their respective obligations pursuant to (i) each indemnification agreement listed on Section 6.08(c) of the Company Disclosure Letter that is in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or other Organizational Documents of the Company or any Company Subsidiary as in effect on the date of this Agreement. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation and the Acquired Companies to so contain, provisions no less favorable to the Indemnified Parties with respect to indemnification, advancement of expenses and exculpation than are set forth in the Organizational Documents of the Company and the respective Acquired Companies, as applicable, as in effect on the date of this Agreement.

(d)            If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.08.

(e)            Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.08 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including each Indemnified Party), his or her heirs and his or her or their trustees or administrators or persons acting in similar capacities and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws, or comparable Organizational Documents of the Company or any Company Subsidiary, under any applicable Contract or Applicable Laws, or otherwise. Unless required by Applicable Law, this Section 6.08 may not be amended, altered, or repealed after the consummation of the Merger in such a manner as to adversely affect any of the rights of any Person indemnified by this Section 6.08 without the prior written consent of the affected Person.

Section 6.09.          Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, the Company and Parent shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Transactions as promptly as practicable and in any event prior to the End Date, including (A) the obtaining of all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (B) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties necessary, proper or advisable to consummate the Transactions and (C) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)            In furtherance and not in limitation of the undertakings pursuant to this Section 6.09, each of Parent and its Affiliates, on the one hand, and the Company, on the other hand, shall (i) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be requested by any Governmental Authorities, (ii) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private Person and (iii) promptly take such actions as are necessary or advisable, including to cause to be lifted or vacated any restraint, injunction or other legal impediment to any of the Transactions, so as to enable the parties hereto to consummate the Transactions prior to the End Date. Notwithstanding anything to the contrary in this Agreement, neither the Company, Parent, Merger Sub nor any of their respective Subsidiaries or Affiliates shall be required to pay or commit to the payment of any fee, penalty or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), or make any other concession, waiver or amendment under any Contract in connection with obtaining any actions, waivers, registrations, permits, authorizations, orders, consents or approvals.

Section 6.10.          Transaction Litigation. During the Pre-Closing Period, subject to the terms of this Section 6.10, the Company shall control the defense and settlement of any Transaction Litigation. The Company shall (a) promptly notify Parent in writing of any such Transaction Litigation, (b) give Parent the right to review and comment on all material filings or responses to be made by the Company and shall discuss in advance any material discussions or communications proposed to be held by the Company with any Third Party in connection with any such Transaction Litigation (and the Company shall in good faith consider any comments or feedback provided by Parent), and the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (c) if Parent does not exercise such right to participate (subject to the Company’s control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation; provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.04, including regarding attorney-client privileges and other applicable legal privileges. Notwithstanding the foregoing, no compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11.          Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be a joint press release, in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution and delivery of this Agreement. Parent and the Company shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, that each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by Parent with the SEC, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved in advance by the other party); and provided, further, that, notwithstanding the foregoing, neither Parent nor the Company shall be required to consult with or obtain consents from the other parties hereto before issuing any press release or making any other public statement with respect to any Change in Recommendation, Acquisition Proposal or Intervening Event.

Section 6.12.          Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other communication from or with any Governmental Authority in connection with this Agreement or the Transactions, (b) any notice from any Person alleging that the approval or consent of such Person is or could be required in connection with this Agreement or the Transactions or (c) any Order issued against the notifying party in connection with this Agreement or the Transactions.

Section 6.13.          Section 16 Matters. Prior to the Closing, the Company shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.06 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.14.          Stock Exchange De-listing. Parent or the Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de -registered under the Exchange Act at or as promptly as practicable following the Effective Time.

Section 6.15.          Warrants. The parties hereto agree that each Warrant shall be treated in accordance with Section 4.4 of the Warrant Agreement and each Stock Warrant shall be treated in accordance with Section 3.4 of the Stock Warrant Agreement. The Company shall timely provide, in accordance with Section 4.5 of the Warrant Agreement and Section 3.5 of the Stock Warrant Agreement, any notices required to be provided in connection with the Merger prior to the Effective Time. Parent shall be given a reasonable opportunity to review and comment on any such notice before such notice is issued, and the Company shall give reasonable and good faith consideration to any comments made by Parent.

Section 6.16.          Earn Out Shares. The Company shall timely provide, in accordance with Section 3.2 of the Business Combination Agreement and Section 3.5 of the Sponsor Support Agreement, any notices required to be provided in connection with the Merger prior to the Effective Time. Parent shall be given a reasonable opportunity to review and comment on any such notice before such notice is issued, and the Company shall give reasonable and good faith consideration to any comments made by Parent.

Section 6.17.          Payoff Deliverables. Prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, use its reasonable best efforts to furnish Parent with the Payoff Deliverables (including providing Parent with drafts thereof at least 3 Business Days prior to the Closing).

Section 6.18.          R&W Insurance. In the event Parent or any of its Affiliates obtains any buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), (a) the R&W Insurance Policy shall provide that the insurer shall have no right of subrogation against the Company or any of its Affiliates, or any of its or their respective former, current or future direct or indirect equityholders, partners, Company Stock Option holders, controlling persons, directors, managers, members, officers, employees, agents, Representatives, successors or assignees (or any former, current or future direct or indirect equityholder, controlling person, director, manager, member, officer, employee, agent, Representative, successor or assignee of any of the foregoing) (collectively, the “Company Protected Persons” and each, a “Company Protected Person”), and the insurer shall have waived any such right of subrogation, except in the case of fraud, (b) neither Parent nor any of its Affiliates shall terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder in a manner that is adverse to any Company Protected Person at any time, including in any way that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any proceeding against any Company Protected Person based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, (c) the cost of the R&W Insurance Policy (including all premiums payable in connection therewith and any fees or expenses incurred by any insurance broker or underwriting insurance company in connection therewith) shall be borne entirely by Parent and paid at the times and in the manner as directed by the issuer of the R&W Insurance Policy, and (d) Parent shall provide a true and correct copy of such R&W Insurance Policy to the Company prior to the Closing Date. Each of the Company Protected Persons shall be express third party beneficiaries of the provisions and limitations described in this Section 6.18.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01.          Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)            the Company shall have received the Written Consent;

(b)            no Governmental Authority of competent authority shall have issued any Order or enacted any Applicable Law or other legal restraint or prohibition that remains in effect that makes consummation of the Merger illegal or otherwise prohibited; provided, that no party shall be permitted to invoke this Section 7.01(b) unless it shall have taken all actions required under this Agreement to have any such Order, Applicable Law or other legal restraint, injunction or prohibition lifted; provided, further, that no party shall be permitted to invoke this Section 7.01(b) if the issuance of such Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any of its covenants or obligations set forth in this Agreement; and

(c)            at least 20 calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 7.02.          Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)            the representation and warranty of the Company set forth in Section 4.11(b) shall be true and correct as of the date of this Agreement and as of Closing Date;

(b)            the representations and warranties of the Company set forth in Section 4.07(a), Section 4.07(b), Section 4.07(c) and Section 4.07(e)(i)-(iv) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at such time, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date) and except, in each case, for inaccuracies which would not, individually or in the aggregate, result in additional cost, expense or liability to Parent, Merger Sub or the Company (individually or in the aggregate) of more than $275,000;

(c)            each of the representations and warranties of the Company set forth in Section 4.01 (other than the third sentence thereof), Section 4.02, Section 4.03, Section 4.04, Section 4.07(e) (other than (e)(i)–(iv)), Section 4.07(f), Section 4.34 and Section 4.35 of this Agreement (A) that are not qualified by any materiality, Company Material Adverse Effect or other similar qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except, in each case, for those representations or warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date) and (B) that are qualified by any materiality, Company Material Adverse Effect or other similar qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except, in each case, for those representations or warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date);

(d)            each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at such time, except, in each case, for those representations or warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date), other than in the case of this Section 7.02(d) for such failures to be true and correct that have not had, or would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded, except for within the defined terms “Material Suppliers” and “Permitted Liens”);

(e)            the Company shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Closing;

(f)            since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing and no Effect has occurred that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect; and

(g)            Parent and Merger Sub shall have received a certificate of the Company, signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.02(a)-(f) have been satisfied.

Section 7.03.          Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)            the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, result in a Parent Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement for purposes of this Section 7.03(a), all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded;

(b)            Parent and Merger Sub shall have complied in all material respects with each of the covenants, obligations and agreements required to be complied with or performed by Parent and Merger Sub at or prior to the Closing; and

(c)            the Company shall have received a certificate of Parent and Merger Sub, signed by an officer of Parent and Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8

TERMINATION

Section 8.01.          Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            the Merger shall not have been consummated in accordance with the terms of this Agreement on or before 11:59 p.m., Eastern Time, on August 22, 2026 or such other date as may be mutually agreed in writing by the parties from time to time (the “End Date”) (the “End Date Termination Right”); or

(ii)           any Governmental Authority of competent authority shall have issued a final, non-appealable Order or enacted any Applicable Law or other legal restraint or prohibition that remains in effect that makes consummation of the Merger permanently illegal or otherwise permanently prohibited; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have taken all actions required under this Agreement to have any such Order, Applicable Law or other legal restraint, injunction or prohibition lifted; provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the issuance of such final and non-appealable Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in this Agreement; or

(iii)         the Written Consent shall not have been duly executed and delivered to the Company by the Identified Stockholders, and thereafter delivered by the Company to Parent, in each case by 11:59 p.m. Eastern Time on February 23, 2026 (the “Written Consent Termination Right”); or

(c)            by Parent if:

(i)           a Change in Recommendation shall have occurred (“Parent’s Change in Recommendation Termination Right”); provided that Parent’s Change in Recommendation Termination Right shall expire upon receipt of the Written Consent; or

(ii)           the Company shall have willfully and materially breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of any of the conditions contained in Section 7.02 and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by the Company within 30 days after written notice has been given by Parent to the Company of such breach (“Parent’s Breach Termination Right”); provided, however, that Parent may not exercise Parent’s Breach Termination Right if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement that would result in a failure of a condition set forth in Section 7.03; or

(d)            by the Company, if:

(i)            prior to the time the Written Consent is obtained, (x) the Company has complied with its obligations under Section 6.02; (y) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 9.04(b) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal (the “Company’s Superior Proposal Termination Right”); or

(ii)           Parent or Merger Sub shall have willfully and materially breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Parent or Merger Sub, as applicable, within 30 days after written notice has been given by the Company to Parent of such breach (“the Company’s Breach Termination Right”); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement that would result in a failure of a condition set forth in Section 7.02; or

(iii)           (A) all of the conditions set forth in Section 7.01 or Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (B) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 2.01, (C) the Company has irrevocably notified Parent in writing that (x) if specific performance is granted, the Company is ready, willing and able to consummate the Merger, and (y) all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any unsatisfied conditions set forth in Section 7.03 and (D) Parent or Merger Sub fail to consummate the Merger within 3 Business Days after the later of (x) receipt of the notice contemplated by clause (C) and (y) the day on which the Closing should have occurred pursuant to Section 2.01 (“the Company’s Failure to Close Termination Right”).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 8.02.          Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that, notwithstanding the foregoing, Section 6.04(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that, subject to Section 9.04(i) and Section 9.04(j), no such termination shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

ARTICLE 9

MISCELLANEOUS

Section 9.01.          Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (c) on the date transmitted if sent by email (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:

if to the Company:

United Homes Group, Inc.
917 Chapin Road

Chapin, South Carolina 29036
Attention: ***

Email: ***

with a copy (which shall not constitute notice), if delivered prior to the Effective Time, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey D. Marell

Email: jmarell@paulweiss.com

with a copy (which shall not constitute notice), if delivered prior to the Effective Time, to:

Bradley Arant Bout Cummings LLP
Promenade Tower

1230 Peachtree Street NE

21st Floor

Atlanta, GA 30309

Attention: Erin Reeves McGinnis
Email: ereevesmcginnis@bradley.com

if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Stanley Martin Homes, LLC

11710 Plaza America Drive, Suite 1100
Reston, Virginia 20190

Attention: ***

Email: ***

with a copy (which shall not constitute notice), if delivered prior to the Effective Time, to:

Maynard Nexsen PC

1230 Main Street, Suite 700

Columbia, SC 29201

Attention: W. Leighton Lord III and Lee Kiser

Email: llord@maynardnexsen.com and lkiser@maynardnexsen.com

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 9.01 shall only be effective if a duplicate copy of such notice is promptly given by email in the method described in this Section 9.01.

Section 9.02.          Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time. Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 9.03.          Amendments and Waivers.

(a)            Prior to the Effective Time, any provision of this Agreement may be amended or waived by any party hereto (and, in the case of the Company, only by action taken or authorized by or on behalf of such party’s Board of Directors (or duly authorized committee thereof or other similar governing body)) and only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)            Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 9.04(i), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 9.04.       Fees; Expenses.

(a)            Except as otherwise expressly provided in this Agreement, all costs and expenses (including any transfer, stamp and documentary Taxes or fees, if any) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b)            If this Agreement is terminated by the Company pursuant to the Company’s Superior Proposal Termination Right, prior to or concurrently with such termination, the Company shall pay (or cause to be paid to) Parent a fee in the amount of $4,000,000 (the “Company Termination Fee”).

(c)            If this Agreement is terminated (i) by Parent or the Company pursuant to such Party’s Written Consent Termination Right, (ii) by Parent pursuant to Parent’s Change in Recommendation Termination Right or Parent’s Breach Termination Right, or (iii) by the Company pursuant to the Company’s End Date Termination Right and at such time the Parent had the right to terminate this Agreement pursuant to Parent’s Breach Termination Right, then the Company shall promptly, but in no event later than 5 Business Days after termination of this Agreement, pay to (or cause to be paid to) Parent the Company Termination Fee.

(d)            If this Agreement is terminated (i) by Parent or the Company pursuant to the End Date Termination Right, (ii) at any time on or after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal shall have been publicly made or otherwise become publicly known and not publicly withdrawn prior to such termination, and (iii) within 12 months after the date of such termination, (A) the Company enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction or (B) an Acquisition Transaction is consummated, then, the Company shall pay (or cause to be paid to) Parent the Company Termination Fee concurrently with the consummation of any such Acquisition Transaction; provided, however, that, for purposes of this Section 9.04(d), all references to “at least 20%” in the definition of Acquisition Transaction shall be deemed to be references to “more than 50%.”

(e)            If this Agreement is terminated by (i) the Company pursuant to the Company’s Breach Termination Right or the Company’s Failure to Close Termination Right or (ii) Parent pursuant to Parent’s End Date Termination Right and at such time the Company had the right to terminate this Agreement pursuant to the Company’s Breach Termination Right or the Company’s Failure to Close Termination Right, then Parent shall promptly, but in no event later than 5 Business Days after termination of this Agreement, pay to (or cause to be paid to) the Company $4,000,000 (the “Parent Termination Fee”).

(f)            For the avoidance of doubt, any payment made by the Company or Parent under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(g)           The parties hereto acknowledge that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions the parties hereto would not have entered into this Agreement.

(h)           If the Company fails to pay the Company Termination Fee or any portion thereof or Parent fails to pay the Parent Termination Fee or any portion thereof, in each case, when due and payable pursuant to this Section 9.04 and Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit which results in an Order against the Company for the Company Termination Fee or any portion thereof or in an Order against Parent for the Parent Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub or Parent shall pay the Company, as the case may be, their reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee or the Parent Termination Fee, as the case may be (or, in each case, any portion thereof that has not been paid timely in accordance with this Agreement), and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable pursuant to this Section 9.04 shall be paid to Parent or the Company, as the case may be, by wire transfer of immediately available funds. Parent shall promptly provide the Company and the Company shall provide Parent, in each case, upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.

(i)             Notwithstanding anything in this Agreement to the contrary, (i) Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Sections 9.04(b)-(d) and any payments pursuant to Section 9.04(h), shall be the sole and exclusive remedy of any of Parent, Merger Sub or any of their respective Affiliates or representatives against the Company and any of its former, current or future officers, directors, employees, partners, stockholders, Company Stock Option holders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach hereunder or otherwise (whether such breach was a Willful Breach or otherwise), and upon payment of the Company Termination Fee and any amounts owed pursuant to Section 9.04(h), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if Parent (or its designee) received any payments from the Company in respect of any breach of this Agreement, and thereafter Parent (or its designee) is entitled to receive the Company Termination Fee under this Section 9.04, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent (or its designee) in respect of any such breaches of this Agreement.

(j)             Notwithstanding anything in this Agreement to the contrary, (i) the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 9.04(e) and any payments pursuant to Section 9.04(h) shall be the sole and exclusive remedy of the Company or any of its Affiliates or representatives against Parent, Merger Sub and any of the Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach hereunder or otherwise (whether such breach was a Willful Breach or otherwise), and upon payment of the Parent Termination Fee and any amounts owed pursuant to Section 9.04(h), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if the Company (or its designee) received any payments from Parent in respect of any breach of this Agreement, and thereafter the Company (or its designee) is entitled to receive the Parent Termination Fee under this Section 9.04, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company (or its designee) in respect of any such breaches of this Agreement.

Section 9.05.          Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (a) from and after the Effective Time, (i) the provisions of Article 2, which shall be enforceable by the holders of Company Common Stock and Company Equity Awards, as applicable, as of immediately prior to the Effective Time and (ii) the provisions of Section 6.08, which shall be enforceable by the Persons or entities benefiting therefrom, (b) the provisions of Section 6.18, which shall be enforceable by the Company Protected Persons, (c) the provisions of Section 6.08, which shall be enforceable by the Company Related Parties, (d) the provisions of Section 9.04(j), which shall be enforceable by the Parent Related Parties and (e) the provisions of Section 9.14, which shall be enforceable by all Non-Party Affiliates.

Section 9.06.          Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.07.          Jurisdiction. The parties hereto hereby irrevocably agree (a) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom and (b) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.08.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09.          Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.07 (including the right of a party hereto to cause the other party hereto to consummate the Merger), without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.09 shall not be required to provide any bond or other security in connection with any such order or injunction and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or other security. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company will be entitled to an injunction, specific enforcement and other equitable relief requiring Parent or Merger Sub to consummate the Merger on the terms and conditions in this Agreement if, and only if, (i) all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed in a written notice to Parent that (x) all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it has irrevocably waived any unsatisfied conditions set forth in Section 7.03 and (y) it is ready, willing and able to close the Merger, and (iii) Parent and Merger Sub fail to complete the Closing in accordance with the terms of this Agreement within 3 Business Days of receiving the notice contemplated by clause (iii) of this sentence.

Section 9.10.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11.          Entire Agreement. This Agreement and the exhibits and annexes to this Agreement, the Company Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.12.          Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Company Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter is “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein.

Section 9.13.          Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.14.          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or the Transaction Documents, the parties agree and acknowledge that this Agreement and the Transaction Documents may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transactions or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or the Transaction Documents or any oral representation made or alleged to be made in connection herewith or therewith may only be made against the entities that are expressly identified as parties hereto or thereto, as applicable, and no Person, including Company Related Parties and Parent Related Parties (other than Holdings under the Confidentiality Agreement) (collectively, the “Non-Party Affiliates ”) shall have any liability for any obligations or liabilities to the parties to this Agreement or the Transaction Documents or for any claim (whether in tort, contract or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws), based on, arising out of or relating to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or the Transaction Documents or any oral representation made or alleged to be made in connection herewith. To the maximum extent permitted by Applicable Law, each party hereby waives and releases all such claims, obligations, liabilities, causes of action or proceedings against any Non-Party Affiliate. Without limiting the foregoing, no claim will be brought or maintained by any party or any of its Affiliates or any of their respective successors or permitted assigns against, and no Person shall seek to recover monetary damages from, any Non-Party Affiliate, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or the Transaction Documents, except to the extent such Person is a party to such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STANLEY MARTIN HOMES, LLC

By:	/s/ Steven B. Alloy
Name:	Steven B. Alloy
Title:	President and Chief Executive Officer

UNION MERGECO, INC.

By:	/s/ Steven B. Alloy
Name:	Steven B. Alloy
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

UNITED HOMES GROUP, INC.

By:	/s/ Jack Micenko
Name:	Jack Micenko
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of Surviving Corporation

[Attached]

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITED HOMES GROUP, INC.

United Homes Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The present name of the Corporation is United Homes Group, Inc. The Corporation was incorporated under the name DiamondHead Holdings Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 7, 2020 and changed its name with the filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 30, 2023 (the “Amended and Restated Certificate of Incorporation”).

2.            This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates the Amended and Restated Certificate of Incorporation and was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.            The text of the Original Certificate of Incorporation is hereby amended, integrated and restated in its entirety to provide as herein set forth in full.

ARTICLE I

NAME OF THE CORPORATION

The name of the Corporation is United Homes Group, Inc.

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation is authorized to issue is 1,000 shares and shall consist only of common stock, with a par value of $0.0001 per share.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number of Directors; Term of Office. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed in the bylaws of the Corporation (the “Bylaws”) as adopted or as set from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation. The directors shall be elected at each annual meeting of the stockholders and shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Section 5.03. Newly Created Directorships and Vacancies. Except as otherwise required by law, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors may only be filled by the affirmative votes of a majority of the remaining members of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. A director so chosen shall hold office for a term of office expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, or removal.

Section 5.04. Removal. Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 5.05. Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or as an officer, as the case may be. No amendment to, modification of, or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

ARTICLE VII

BYLAWS

Section 7.01. Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 7.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal by the stockholders shall require the approval of the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend this Section 7.02.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

[Signature Page to Follow]

IN WITNESS WHEREOF, UNITED HOMES GROUP, INC. has caused this Certificate of Incorporation to be executed by its duly authorized officer as of this ___ day of ___________, 2026.

UNITED HOMES GROUP, INC.

By:
Name:
Title:

Signature Page to Second Amended & Restated Certificate of Incorporation

Exhibit B

Written Consent

[Attached]

Execution Version

UNITED HOMES GROUP, INC.

ACTION BY CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

February 22, 2026

The undersigned stockholders (the “Stockholders”) of United Homes Group, Inc., a Delaware corporation (the “ Company”), being the beneficial and record holders, as of the date hereof, of the shares of the Company’s Class A Common Stock and Class B Common Stock, which shares collectively represent the votes that would be necessary to authorize or take the following actions at a meeting of stockholders of the Company at which all shares entitled to vote thereon were present and voted, hereby irrevocably consent to the adoption of, and hereby adopt, the following resolutions and do hereby take the following actions by consent without a meeting, without prior notice and without a vote, pursuant to Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with Article VII of the certificate of incorporation and the bylaws of the Company (in each case, as amended, amended and restated, or otherwise modified through the date hereof), and hereby direct that this consent (this “Consent”) be filed with the minutes of the proceedings of the Company:

APPROVAL OF THE MERGER AGREEMENT

WHEREAS, prior to the execution of the Merger Agreement (as defined below), the board of directors of the Company (the “Board”) deemed it to be advisable and in the best interests of the Company to establish a Mergers & Acquisitions Committee of the Board (the “Special Committee”), consisting solely of two directors, Robert Dozier and Jason Enoch, each of whom the Board has determined (a) satisfies the applicable criteria for determining director independence from the Company and Michael P. Nieri under the listing standards of the Nasdaq Stock Market (treating Mr. Nieri as if he were the corporation for purposes of applying such criteria to independence from him), (b) is a “disinterested director” (as defined in Section 144 of the DGCL) and (c) is not a member of the Company’s management, and does not have an interest in the Transactions that is different from, or in addition to, the interests of the Company’s stockholders generally;

WHEREAS, prior to the execution of the Merger Agreement, the Board authorized and empowered the Special Committee (a) to explore and consider various strategic alternatives and possible transactions potentially available to the Company, which may include the sale of all or substantially all of the Company’s assets or the merger of the Company with or into another entity, or other similar transaction (each, a “Possible Strategic Transaction”), (b) to enter into discussions and negotiations with respect to the terms and conditions of any one or more Possible Strategic Transactions, including the negotiation on behalf of the Company of any and all non-disclosure agreements, letters of intent, term sheets and definitive agreements deemed necessary or appropriate with respect thereto, including such negotiations as may occur between the Company and its controlling stockholder; (c) to take, or cause to be taken, any and all action it deems necessary, appropriate or advisable to review and evaluate, together with its legal counsel, financial advisors, accounting firms and such consultants, agents and similar advisors, any one or more Possible Strategic Transactions; (d) to make such reports to the Board with respect to the Special Committee’s deliberations and recommendations with respect to any such Possible Strategic Transaction with reasonable frequency and in such manner as it deems appropriate; (e) to consult with management and the Company’s advisors in connection with its exploration and consideration of any such Possible Strategic Transaction; and (f) to elect not to pursue any Possible Strategic Transaction;

WHEREAS, prior to the execution of the Merger Agreement, the Special Committee has, upon due and careful consideration, at a duly convened and held meeting at which all members of the Special Committee were present, unanimously (a) determined that the Merger Agreement and the Transactions (as defined below), including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, and (b) resolved to recommend to the Board that the Board (i) determines that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopts and approves the Merger Agreement and the Transactions, including the Merger, and declares that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) directs that the Merger Agreement be submitted to the Company’s stockholders for its adoption and (iv) recommends that the Company’s stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, prior to the execution of the Merger Agreement, the Board has, upon due and careful consideration, at a duly convened and held meeting at which all directors were present, acting on the Special Committee’s recommendation, unanimously (a) determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and the Company’s stockholders, (b) adopted and approved the Merger Agreement and the Transactions, including the Merger, and declared that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) directed that the Merger Agreement be submitted to the stockholders of the Company for its adoption and (d) recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Stanley Martin Homes, LLC, a Delaware limited liability company (“Parent”), and Union MergeCo, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), a copy of which has been provided to the Stockholders and is attached hereto as Exhibit A (capitalized terms used herein but not otherwise defined in this Consent shall have the meanings set forth in the Merger Agreement);

2

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger,” together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent (the “Surviving Entity”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Share issued and outstanding as of immediately prior to the Effective Time (but excluding shares cancelled pursuant to Section 2.03(b), Section 2.03(c) or Section 2.03(d) of the Merger Agreement and Dissenting Shares pursuant to Section 2.05 of the Merger Agreement) shall (a) be converted automatically into the right to receive the Per Share Amount, in cash, without interest and (b) upon conversion thereof in accordance with the Merger Agreement, cease to be outstanding and shall automatically be canceled and cease to exist;

WHEREAS, pursuant to Section 251 of the DGCL and the Merger Agreement, the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding Shares of the Company Common Stock entitled to vote thereon;

WHEREAS, as of the date hereof, the Stockholders are collectively the record and beneficial owners of Shares of Company Common Stock representing approximately 70% of the total voting power of the issued and outstanding Shares of Company Common Stock;

WHEREAS, upon the execution and delivery of this Consent, the Requisite Stockholder Approval shall have been obtained in accordance with Section 251 of the DGCL, the Merger Agreement and the certificate of incorporation and bylaws of the Company; and

WHEREAS, the Stockholders, in their respective capacities as stockholders of the Company, desire to adopt the Merger Agreement and approve the Transactions, including the Merger.

NOW, THEREFORE, BE IT RESOLVED, the Stockholders, in their respective capacities as stockholders of the Company, hereby vote by written consent all of the Shares of Company Common Stock held by the Stockholders and entitled to vote thereon in favor of the adoption of the Merger Agreement and approval of the Transactions, including the Merger; provided, however, that this Consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

3

FURTHER RESOLVED, that the Stockholders hereby approve the delivery of this Consent pursuant to the terms of the Merger Agreement, such that it will constitute the Requisite Stockholder Approval; and

FURTHER RESOLVED, that the Transactions, including the Merger, be, and hereby are, authorized upon the terms and subject to the conditions of the Merger Agreement.

The above resolutions and actions taken by this Consent shall have the same force and effect as if taken at a meeting of the stockholders of the issued and outstanding shares of capital stock of the Company entitled to vote thereon duly called and constituted pursuant to the certificate of incorporation and bylaws of the Company and the laws of the State of Delaware.

This Consent may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Consent transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

*         *         *         *         *         *         *         *         *

4

IN WITNESS WHEREOF, this Consent has been executed by the undersigned Stockholders. This Consent shall be effective immediately following the execution of the Merger Agreement by an officer of each constituent corporation to the Merger; provided, however, that if such event has occurred before the execution of this Consent by the undersigned, then this Consent shall be effective immediately.

STOCKHOLDERS

[Stockholder]

By:
Name: [Stockholder]

Signature Page to Stockholder Consent in Lieu of a Meeting

EXHIBIT A

Merger Agreement

(See attached)